Exhibit T3E.1

JUDICIAL REORGANIZATION AGREEMENT

ENJOY S.A.

Judicial Reorganization Bankruptcy Proceedings

8th Civil Court of Santiago, Case C-6,689-2020

Deliberative Creditors’ Meeting

Santiago, August 14, 2020

CONTENTS

I.	BACKGROUND INFORMATION ON THE PETITIONING DEBTOR COMPANY.	4

II.	CREDITORS ENROLLED IN THE REORGANIZATION AGREEMENT.	4

III.	DEVELOPMENT OF THE PURPOSE OF THE AGREEMENT.	5

IV.	PROPOSED PAYMENT OF PRINCIPAL AND INTEREST TO SECURED CREDITORS.	5

V.	PROPOSED PAYMENT OF PRINCIPAL AND INTEREST TO UNSECURED CREDITORS.	12

VI.	PROPOSED PAYMENT OF PRINCIPAL AND INTEREST TO BANK CREDITORS.	21

VII.	PROPOSED PAYMENT OF PRINCIPAL TO SUPPLIER CREDITORS	23

VIII.	NEW FINANCING	23

IX.	OPTION FOR CONDITIONAL SUBSCRIPTION OF SHARES BY CURRENT SHAREHOLDERS	31

X.	LEGAL STRUCTURE FOR THE FINANCING AND CONVERSION PROCESSES	32

XI.	ADMINISTRATION	35

XII.	RENEWAL OF GUARANTEE VOUCHERS	36

XIII.	OBLIGATIONS TO DO AND NOT DO	39

XIV.	APPROVAL AND VALIDITY OF THE AGREEMENT	40

XV.	CREDITORS COMMISSION.	40

XVI.	BANKRUPTCY ADMNINISTRATOR.	43

XVII.	NON-COMPLIANCE	44

XVIII.	GUARANTEES	45

XIX.	FORMAL RECORDING REQUIREMENTS AND OTHER STIPULATIONS	46

XX.	REPRESENTATIONS AND ASSURANCES ON THE DATE OF THIS JUDICIAL REORGANIZATION AGREEMENT	47

XXI.	DOMICILE AND COMPETENT JURISDICTION.	48

JUDICIAL REORGANIZATION AGREEMENT

ENJOY S.A.

I.	BACKGROUND INFORMATION ON THE PETITIONING DEBTOR COMPANY

1.- Corporate name:	ENJOY S.A.

2.- R.U.T.:	96.970.380-7.

3.- Domicile:	Avenida Presidente Riesco N° 5.711, piso 15, comuna de Las Condes, Metropolitan Region.

4.- Organization:
Organized pursuant to a public instrument dated October 23, 2001. On June 9, 2009, the Company was registered with the Securities Registry of the Chilean Financial Market Commission (Comisión para el Mercado Financiero) (CMF) under No. 1033.

II.	CREDITORS ENROLLED IN THE REORGANIZATION AGREEMENT.

For purposes of this Judicial Reorganization Agreement, creditors (hereinafter, indiscriminately, the “Creditors”) shall be considered all holders of direct loans against ENJOY S.A. (hereinafter, indiscriminately, “Enjoy,” the “Debtor Company” or the “Company”), which originated prior to the Reorganization Resolution, pursuant to Article 66 of Law 20,720. Loans originating after the Reorganization Resolution shall be repaid in accordance with the agreed-upon terms and tenors.

Pursuant to Article 61 of the aforementioned bankruptcy law, this Judicial Reorganization Agreement (hereinafter, indiscriminately, “Reorganization Agreement,” “Agreement” or the “Proposal”) contains a restructuring and repayment proposal for secured creditors, which corresponds to International Bondholders (as said term is defined further below), a restructuring and payment proposal for unsecured creditors, excluding creditors that are related companies belonging to the Enjoy S.A. group of companies (hereinafter the “Unsecured Creditors”), a special repayment proposal for bank creditors (hereinafter the “Bank Creditors”) and a special repayment proposal for unsecured creditors participating as suppliers to Enjoy of goods and services (hereinafter the “Suppliers”) as these terms are defined in the following chapters.

Pursuant to Article 63 of Law No. 20,720, loans held by related companies belonging to the group of Enjoy S.A. subsidiary companies will be subject to postponed repayment, until expiration of this Reorganization Agreement. Nevertheless, all payments may be made to related companies that correspond to Enjoy’s normal operational activities with its subsidiaries.

III.	DEVELOPMENT OF THE PURPOSE OF THE AGREEMENT.

The Reorganization Agreement shall have the following purpose and content:

1.- The effective and total continuation of the ongoing commercial activities of ENJOY S.A., as from the date of presentation of this Proposal, with a view to fulfilling payment conditions consistent with projected cash flows, recovering the Company’s operating levels and providing for the payment of its obligations.

2.- The granting of new conditions for the repayment of all loans enrolled in the Reorganization Agreement under the conditions set forth in this instrument;

3.- A reduction in the Company’s debt level, through conversion of at least 70% of the unsecured debt consisting of bonds convertible to Enjoy shares, with a strong incentive for conversion.

4.- Obtaining fresh funds for the Company totaling approximately $50,000,000,000 (fifty billion Chilean pesos),1 through the granting of loans to be prepaid through the issuance of a bond convertible to shares of Enjoy, with a strong incentive for conversion.

IV.	PROPOSED PAYMENT OF PRINCIPAL AND INTEREST TO SECURED CREDITORS.

Guaranteed creditors are holders of debt issued under the instrument referred to as the “Indenture,” dated May 16, 2017, supplemented by the instrument known as “Supplemental Indenture No. 1” dated May 30, 2017, entered into between the Company, as issuer, its guarantor subsidiaries (“Guarantors”) and Citibank N.A. as International Bondholders Representative or Trustee2 (hereinafter the “Indenture”), concerning the guaranteed bonds maturing in 2022 (10.50% Senior Secured Notes due to 2022) placed by the Company in the international markets under US Securities and Exchange Commission Rule 144A and Regulation S and the US Securities Act of 1933 (hereinafter the “International Bonds,” with their holders or final beneficiaries being the “International Bondholders”3)

As explained further below, under the Agreement the International Bonds will be extended and, subject to the Renegotiation Conditions (as this term is defined further below), renegotiated without intent to substitute, with said renegotiation reflected in a new Indenture, new bonds, and the guarantee documents needed in

1 Hereinafter, all references to figures in pesos refer to Chilean pesos.
2 Pursuant to the document titled “Agreement of Resignation, Appointment and Acceptance” dated July 9, 2020 entered into between the Company, UMB BANK, N.A. and CITIBANK, N.A., UMB BANK, N.A. was appointed as “Trustee” for purposes of the Indenture.
3 After the exchange of the International Bonds for the New International Bonds, “International Bondholders” will mean the holders of the New International Bonds.

order to extend, ratify and reserve the International Bonds’ current guarantees to the extended and restructured debt (hereinafter, the “New Indenture” and the “New International Bonds” and, together, the “New Instruments”).

1.- Extension.

The due dates of the loans under this Chapter IV will be extended for a maximum of 90 days after the date of the Deliberative Meeting [Junta Deliberative] of Creditors, convened to hear and decide on the Proposal (hereinafter the “Deliberative Meeting”), unless it becomes certain prior to said deadline that the Renegotiation Conditions (as this term is defined further below) will not be fulfilled, in which case the extension period will expire on the day that said conditions failed (the “Extension of the International Bonds”), unless the Creditors Commission resolves to maintain the Extension of the International Bonds as provided for in Chapter XV of this Agreement.

Until such time as the Renegotiation Conditions are met, the International Bonds shall remain current in accordance with their original terms (including interest accrued after the request for reorganization); non-compliance events and rights and actions existing under the Indenture due to existing non-compliance events shall not be waived; and current real and personal guarantees of the International Bonds (hereinafter the “Guarantees” shall remain in full force and effect. So long as the International Bonds Extension is current, the above is without prejudice to International Bondholders’ committing not to individually or collectively file any enforcement proceeding whatsoever, as long as the Renegotiation Conditions are pending.

2.- Renegotiation Conditions.

The International Bonds shall be renegotiated by means of their exchange for the New International Bonds, in the event of fulfillment of the following contingent and supplementary conditions, as established to the benefit of the International Bondholders (the “Renegotiation Conditions”):

(i) That this Reorganization Agreement is understood as approved and begins to apply pursuant to Art. 89 of Law No. 20,720;

(ii) That the New York Southern District Bankruptcy Court (New York State, United States of America) recognizes the Agreement in the Chapter 15 proceeding the Company is filing with said court by reason of its Reorganization Proceeding, Case No. 20-11411 (MG);

(iii) That the promissory notes to which Section 7 below refers, and the documents for the reserve and ratification of guarantees to which Chapter XVIII below refers, are granted simultaneously, in both cases to the satisfaction of the International Bonds’ Trustee;

(iv) That collection expenses, fees and reimbursements owed to the Trustee under the Indenture have been paid to its satisfaction, including the Trustee’s advisors fees, applicable under the rules of the Indenture;

(v) That the other terms of the Financing Condition (as this term is defined further below in Chapter VIII of this Agreement) and the release of the funds from the Bridge Loan to the Company have been met.

Having certified the fulfillment of the Renegotiation Conditions by the Bankruptcy Administrator [Interventor Concursal] or, absent the latter, by the Creditors Commission with the favorable vote of four of its members, the loans shall be renegotiated in the form set forth in Number 3 below.

In the event that the Bankruptcy Administrator determines that the Renegotiation Conditions have failed due to expiration of the International Bonds Extension without the latter’s having been verified, or because it has become certain before expiration of the term of the Extension that none of the events comprising them will occur:

(i) International Bondholders may exercise all their rights under the Indenture to obtain payment of their receivables, with no restrictions whatsoever and without being subject to this Agreement;

(ii) non-fulfillment of the Renegotiation Conditions or expiration of the term without their verification shall be a Bankruptcy Law Event of Default under the Indenture; and

(iii) International Bondholders may judicially enforce and collect their loans individually under the rules of the Indenture, with all their real or personal guarantees and in any jurisdiction, without need to obtain a declaration of breach of this Agreement and without its serving as defense for that enforcement.

To remove all doubt, in all aspects not modified by this Reorganization Agreement, the obligations contained in the Indenture and in the International Bonds are ratified, and therefore all International Bondholder rights under said agreement shall be maintained, as well as all real and personal guarantees established in the Indenture, the International Bonds and their related documents. Nothing in this Agreement may be interpreted as restricting or impeding the International Bondholders from exercising their rights and actions under the Indenture in the face of a breach of the Debtor Company’s obligations under said agreement, as it is understood that all those rights and actions are expressly reserved.

All the above is without prejudice to the Creditors Commission’s resolving to extend the Extension of the International Bonds in the event that the Renegotiation Conditions fail as set forth in Chapter XV below. As long as the International Bond Extension is current, International Bondholders undertake to not individually or jointly take any enforcement action whatsoever against Enjoy and its Guarantors (as this term is defined further below).

3.- Renegotiation of the International Bonds:

Having satisfied Renegotiation Conditions within the deadline for the International Bonds Extension, the International Bonds shall be renegotiated in the form indicated below, exchanging the current debt instruments for the New International Bonds, on the understanding that, for all legal purposes, the International Bonds’  renegotiation date shall be the date of the Deliberative Meeting.

Having completed the exchange of the International Bonds for the New International Bonds, the Company will have to obtain CUSIP and ISIN numbers for the New international Bonds (separately for the Senior New International Bonds and the Junior New International Bond, as these terms are defined below).

The total principal value of the New International Bonds shall be equivalent to the sum of: (i) USD 195 million (equivalent to the total principal owed under the International Bonds); and (ii) total interest under the International Bonds (including Defaulted Interest and Post-Petition Interest, as these terms are defined in the Indenture), accrued and not paid as of the date of the Deliberative Meeting.

The New International Bonds shall be divided into two tranches, the “Senior New International Bond” and the “Junior New International Bond,” which shall be identical in all aspects, except the following: (i) the Senior New International Bonds shall have priority to be redeemed early in the event of mandatory early redemption as a result of sale of the assets backing the New International Bonds, pursuant to Appendix No. 1 of this Agreement, which is understood as forming part of the same for all legal purposes; and (ii) in the event the Company enters into liquidation, the Senior New International Bonds shall have the right to comprehensive payment (both outstanding principal and interest accrued and not paid) before any payment is made to the Junior New International Bonds, all as described in Appendix No. 1 of this Agreement.

Senior New International Bonds shall be issued and delivered, in exchange for the International Bonds, to International Bondholders who issue Financing Commitments (as this term is defined further below) for an amount greater than or equal to the prorated New Financing corresponding to the respective International Bondholder in accordance with that bondholder’s proportion of principal of the International Bonds (the “International Bondholder Financing Minimum Amount”), and undertake the respective disbursement (directly or through the option assignee) from the Bridge Loan (as this term is defined further below) in an amount effectively assigned thereto; all the above is in accordance with Chapter VIII of this Agreement.

For their part, Junior New International Bonds will be issued to International Bondholders that (i) do not participate in the New Financing up to at least the International Bondholder Financing Minimum Amount, or who (ii) do not undertake the respective disbursement of the Bridge Loan up to at least the amount assigned in the Bridge Loan under the terms described in Chapter VIII.

The International Bondholder Financing Minimum Amount shall be calculated in pesos in accordance with the following formula:

International Bondholder j Financing Minimum Amount (pesos)	=	International Bondholder j Principal (Total International Bond Principal)	x	(10,000,000,000)

To this end, “International Bondholder j Principal” shall mean the unpaid balance of principal of the International Bonds of the respective International Bondholder (face value). For its part, “Total International Bond Principal” shall mean the total balance of unpaid principal of the International Bonds (face value), i.e., USD 195 million (one hundred ninety-five million US dollars) as of the date of the Deliberative Meeting.

The equivalent in US dollars of the International Bondholder Financing Minimum Amount shall be calculated by using the Observed Dollar published in the Diario Oficial [Official Daily Gazette] on the date of the Deliberative Meeting. Attached as Appendix No. 3 to this Proposal are examples of calculations of the International Bondholder Financing Minimum Amount, solely for purposes of facilitating its understanding and application.

The New International Bonds shall be issued by the Company and be governed by the New Indenture. The New International Bonds and New Indenture shall be identical in all aspects to the current International Bonds and Indenture (including the fact of being subject to the laws of the State of New York of the United States of America), with the sole exception of those changes that will be incorporated into the New Indenture and the New International Bonds as noted in Appendix No. 1 of this Agreement. The initial Trustee, paying agent and Registrar and Transfer Agent for the New Indenture shall be UMB BANK, N.A. It is confirmed that the terms contained in the Appendix No. 1 are those that must be reflected in the New Indenture.

The New International Bonds will be issued as one or more global amounts registered in the name of Cede & Co. as Holder of Record, and as nominee of The Depository Trust Company, in the same way as the International Bonds were issued.

Additionally, all Guarantees and Security Documents established in the Indenture and in the International Bonds will be maintained, to be reflected in the New Instruments, in accordance with the terms set forth in Chapter XVIII of this Agreement.

4.- New term for repayment of the loans:

The Debtor Company must pay the entire principal balance of the renegotiated loans in a single installment (bullet), on August 14, 2027. The above is without prejudice to any redemptions that may occur in accordance with the New Indenture.

5.- Interest:

a.- Interest accrued up to the date of the Deliberative Meeting:

All loans applied to this Chapter IV shall be set as of the date of the Deliberative Meeting, in accordance with the outstanding balance of principal and interest accrued and not paid to date. Contractual interest and any that might have accrued during the delinquency period, up to the date of holding of the Deliberative Meeting, shall be calculated in accordance with the rate originally agreed upon (including Defaulted Interest and Post-Petition Interest, as these terms are defined in the Indenture), excluding the payment of any penalty interest, fines and collection expenses, which shall be expressly forgiven, if they exist. Interest accrued up to the date of the Deliberative Meeting shall be capitalized on said date, as shown in the amortization table of Part d. below.

Any collection expenses, fees and reimbursements that may be owed under the Indenture to the Bondholders’ Representative (Trustee), Paying Agent, Registrar and Transfer Agent or Guarantee Agent must be paid as set forth in the Indenture, including any advisory and attorney expenses applicable under the rules of the Indenture and those necessary for purposes of recording the guarantees in accordance with the new conditions set forth in the Agreement, which shall also be assumed by the Debtor Company.

In the event that stamp and recording taxes – if applicable – are to be owed for this reason, they shall be assumed solely by the Debtor Company, and must be paid in timely fashion at the request of any Creditor.

b.- Calculation of the interest rate:

Interest shall be calculated and paid on all loans described in this Chapter IV, applying an annual interest rate, subject to the increments detailed below:

i.	6.0% annual basis 30/360 days the first year of approval of this Reorganization Agreement.

ii.	7.0% annual basis 30/360 days the second year of approval of this Reorganization Agreement.

iii.	7.5% annual basis 30/360 days the third year of approval of this Reorganization Agreement.

iv.	8.0% annual basis 30/360 days the fourth year of approval of this Reorganization Agreement.

v.	8.5% annual basis 30/360 days the fifth year of approval of this Reorganization Agreement.

vi.	9.0% annual basis 30/360 days the sixth year of approval of this Reorganization Agreement.

vii.	9.5% annual basis 30/360 days the seventh year of approval of this Reorganization Agreement.

This interest shall accrue as from the date the Deliberative Meeting is held.

c.- Interest payment schedule:

Interest shall be paid in accordance with the following payment schedule:

i.- First Period: For the period running from the Deliberative Meeting to the fourth quarter after said date, i.e., between August 15, 2020 and August 14, 2021, interest shall accrue to be capitalized quarterly, i.e., on November 14, 2020, February 14, 2021, May 14, 2021 and August 14, 2021.

ii.- Second Period: For the period running between the fifth and sixth quarters after the Deliberative Meeting, i.e., between August 15, 2021 and February 14, 2022, interest shall accrue, 50% of which shall be paid and the remaining 50% capitalized quarterly, i.e., on November 14, 2021 and February 14, 2022.

iii.- Third Period: For the period running from the seventh quarter after the Deliberative Meeting and henceforth, i.e., from February 15, 2022, interest shall be paid quarterly, at the end of each three- month period.

Within five business days after each of the indicated interest payment dates, the Company shall provide to the Trustee and the New International Bondholders a report showing the amount of interest capitalized on said dates.

Interest not to be capitalized in accordance with Roman numerals ii or iii above shall be due and must be paid on the respective payment date, as indicated in the amortization schedule in Section d.- below.

d.- Principal and interest amortization schedule:

Secured Loan (USD)

Installment	Maturity	Unpaid balance	Interest (100%)	Capitalized interest	Amortization of principal	Installment amount
	8/14/2020	210,505,263	0	0	0	0
1	11/14/2020	213,662,841	3,157,579	3,157,579	0	0
2	2/14/2021	216,867,784	3,204,943	3,204,943	0	0
3	5/14/2021	220,120,801	3,253,017	3,253,017	0	0
4	8/14/2021	223,422,613	3,301,812	3,301,812	0	0
5	11/14/2021	225,377,561	3,909,896	1,954,948	0	1,954,948
6	2/14/2022	227,349,614	3,944,107	1,972,054	0	1,972,054
7	5/14/2022	227,349,614	3,978,618	0	0	3,978,618
8	8/14/2022	227,349,614	3,978,618	0	0	3,978,618
9	11/14/2022	227,349,614	4,262,805	0	0	4,262,805
10	2/14/2023	227,349,614	4,262,805	0	0	4,262,805
11	5/14/2023	227,349,614	4,262,805	0	0	4,262,805
12	8/14/2023	227,349,614	4,262,805	0	0	4,262,805
13	11/14/2023	227,349,614	4,546,992	0	0	4,546,992
14	2/14/2024	227,349,614	4,546,992	0	0	4,546,992
15	5/14/2024	227,349,614	4,546,992	0	0	4,546,992
16	8/14/2024	227,349,614	4,546,992	0	0	4,546,992
17	11/14/2024	227,349,614	4,831,179	0	0	4,831,179
18	2/14/2025	227,349,614	4,831,179	0	0	4,831,179

19	5/14/2025	227,349,614	4,831,179	0	0	4,831,179
20	8/14/2025	227,349,614	4,831,179	0	0	4,831,179
21	11/14/2025	227,349,614	5,115,366	0	0	5,115,366
22	2/14/2026	227,349,614	5,115,366	0	0	5,115,366
23	5/14/2026	227,349,614	5,115,366	0	0	5,115,366
24	8/14/2026	227,349,614	5,115,366	0	0	5,115,366
25	11/14/2026	227,349,614	5,399,553	0	0	5,399,553
26	2/14/2027	227,349,614	5,399,553	0	0	5,399,553
27	5/14/2027	227,349,614	5,399,553	0	0	5,399,553
28	8/14/2027	0	5,399,553	0	227,349,614	232,749,168

6.- Participation in the New Financing:

International Bondholders, subject to any restrictions that might apply to each of them in any relevant jurisdiction, shall have the preferential option to grant new financing to Enjoy (hereinafter the “New Financing”), pursuant to the terms described in Chapter VIII below, for a minimum amount totaling $10,000,000,000.- (ten billion pesos), subject to an exchange rate adjustment indicated further below in this Agreement.

7.- Promissory Notes.

Having fulfilled the Renegotiation Conditions, on the same date and provided that the renegotiation of the International Bonds and their exchange for the New International Bonds is realized, the Debtor Company will deliver promissory notes signed by Enjoy with the same maturity as the New International Bonds and for the total amount owed under the New Indenture, to the satisfaction of the International Bondholders’ Trustee.

V.	PROPOSED PAYMENT OF PRINCIPAL AND INTEREST TO UNSECURED CREDITORS

1.- Extension.

The loans of Unsecured Creditors shall be restructured, subject to the Rescheduling Conditions (as this term is defined below), under the conditions set forth in this Chapter V (hereinafter the “Unsecured Rescheduling”), with the exception of those Unsecured Creditors who are Bank Creditors or Suppliers and who opt for the restructuring stipulated for them in Chapter VI and Chapter VII of this Agreement, respectively (hereinafter the “Unsecured Loans”).

The maturity of Unsecured Loans under this Chapter V shall be extended for a maximum of 90 days as from the date the Deliberative Meeting is held (hereinafter, the “Extension of the Unsecured Loans”), unless it becomes certain before that date that the Rescheduling Conditions will not be verified, during the term of which the Extension of the Unsecured Loans will expire on the date that said conditions failed, unless the Creditors Commission resolves to maintain the Extension of the Unsecured Loans as provided for in Chapter XV of this Agreement. So long as the Extension of the Unsecured Loans remains current, the Unsecured Creditors subject to this Chapter V undertake to not individually or collectively file any enforcement proceeding whatsoever, to the extent that the Renegotiation Conditions remain pending.

The Unsecured Rescheduling shall be subject to fulfillment of the following contingent conditions: (i) that this Reorganization Agreement is understood as approved and enters into force, in accordance with the provisions of Art. 89 of Law No. 20,720; (ii) that the other terms of the Financing Conditions are fulfilled; and (iii) that the Bridge Loan funds are released to the Company, hereinafter referred to together as the “Rescheduling Conditions,” are fulfilled. Having satisfied the Rescheduling Conditions, it shall be assumed, for all due purposes, that the date of the Unsecured Rescheduling shall be the date of the Deliberative Meeting.

Until such time as the Rescheduling Conditions are fulfilled, the Unsecured Loans shall remain current in accordance with their original terms (including interest accrued after the reorganization request).

Once the Rescheduling Conditions have been met, their fulfillment shall be certified by the Bankruptcy Administrator or, in the latter’s absence, by the Creditors Commission with the favorable vote of four of its members, and the Unsecured Loans shall be set as if they had been rescheduled on the date of the Deliberative Meeting, consistent with the outstanding balance of principal and interest accrued up to that date. Contractual interest and that which had accrued during the delinquency period – i.e., up to the date of holding of the Deliberative Meeting – will be calculated in accordance with the rate originally agreed to therein, excluding the payment of any penalty interest, fines and collection expenses, which shall be expressly forgiven. Interest accrued up to the date of the Deliberative Meeting shall be capitalized on said date.

In the event that stamp and recording taxes – if any – are to be paid for this item, they shall be assumed solely by the Debtor Company, and must be paid in a timely fashion at the petition of any Creditor.

As of the date the Deliberative Meeting is held, Unsecured Loans, including those to Bank Creditors and excluding Suppliers, represent a total of $189,909,378,544 (one hundred eighty-nine billion, nine hundred nine million, three hundred seventy-eight thousand, five hundred forty-four pesos) on the date of the aforementioned Meeting.

2.- Rescheduling of Unsecured Loans and Mandatory Prepayment.

Once the Rescheduling conditions are fulfilled, the provisions of this Section 2 and thereafter of this

Chapter V shall apply.

The Debtor Company must pay the entire principal of the rescheduled Unsecured Loans, in a single installment (bullet) within 7 years and one month from the date of the Deliberative Meeting. The above is without prejudice to the mandatory prepayment of these loans as regulated in this Chapter V.

As from the day after the date of the Deliberative Meeting, the rescheduled Unsecured Loans shall accrue interest during the periods and in accordance with the rate originally agreed to for them, to be capitalized on the maturity date of the rescheduled Unsecured Loans or on the Prepayment Date (as this term is defined below), as the case may be.

All rescheduled Unsecured Loans shall be required to be prepared (for both the Debtor Company and the respective Unsecured Creditor) at no prepayment cost, and assuming their par value on the Prepayment Date, i.e., the unpaid balance of principal and interest accrued and not capitalized up to the Prepayment Date, which shall be capitalized on said date (hereinafter the “Prepayment Amount”) as follows: (a) 80% of the Prepayment Amount (hereinafter the “Convertible Prepayment Amount) shall be prepaid through delivery of (i) the bonds convertible to shares of Enjoy to which numerals 3.a.- and 3.b.- below refer, and (ii) the money received for the subscription of the aforementioned convertible bonds during their Preferential Offer Period (as this term is defined below) by shareholders of the Debtor Company (hereinafter the “Shareholders”), as detailed in Chapter X below; and (b) the remaining 20% of the Prepayment Amount shall be prepaid through the delivery of Fixed Income Bond B to which numeral 3.c below refers. Section 4 below of this Chapter V details how this prepayment shall be made.

The rescheduled Unsecured Loans that, before rescheduling, were denominated in Unidades de Fomento [Chilean Incentive Units], will be updated according to the change in the Unidad de Fomento from the date of the Deliberative Meeting to their due dates or up to the Prepayment Date, as applicable.

As from the date of the Deliberative Meeting, the obligations to do and not do as contained in Chapter XIII of this Agreement shall apply solely and exclusively to the rescheduled Unsecured Loans, and the default events considered in the debt instruments containing the rescheduled Unsecured Loans, if applicable, shall not be valid.

To facilitate the recording in the Securities Registry of the changes in rescheduled Unsecured Loans that are publicly offered securities, which will be applicable thereto under this Agreement, the Debtor  Company, together with the Administrator and the Bondholders Representative, if applicable, will be expressly entitled to sign all instruments, agreements and documents, whether public or private, that are necessary, appropriate or requested by a competent authority to afford confirmation of the terms of this Agreement in these instruments, including the execution of new issuances of securities that may be necessary in order to facilitate modification of the rescheduled Unsecured Loans, and the Extension of the Unsecured Loans, if applicable. The Debtor Company will also be expressly authorized to deliver instructions and information to Depósito Central de Valores S.A., Depósito de Valores (hereinafter “DCV”), that may be necessary for facilitating the rescheduled Unsecured Loans, their extension and execution of their prepayment, as described in Section 4 of this Chapter V.

3.- New issuance of bonds for mandatory prepayment of the Rescheduled Unsecured Loans:

To undertake the mandatory prepayment of the entire Prepayment Amount, the Debtor Company unconditionally and irrevocably assumes the obligation to issue bonds convertible to shares of Enjoy and fixed-

income bonds and to record them with the Securities Registry maintained by the Financial Market Commission (“hereinafter the “CMF”), with the following characteristics:

a.- Convertible A-1 Bond:

As noted above, Unsecured Creditors are required to be prepaid the Convertible Prepayment Amount, through: (i) the delivery of bonds convertible to Enjoy A-1 shares (“Convertible A-1 Bond”) not placed during the Preferential Offer Period, in an amount equivalent to that needed to prepay the Convertible Prepayment Amount, assuming for these purposes the par value of the Convertible A-1 Bond, which in no case may be for amounts less than or under conditions more advantageous than those offered to Shareholders during the Preferential Offer Period; and (ii) in the event of the existence of a balance in the Convertible Prepayment Amount pending prepayment after applying the amount indicated in number (i) above, with the proceeds from the subscription and payment of the Convertible A-1 Bonds that would have been acquired during their Preferential Offer Period by the Shareholders (as described in Chapter X below), until the Convertible Prepayment Amount is realized.

The Convertible A-1 Bond will be payable in a single installment 99 years (bullet) after the date of the Deliberative Meeting, and will accrue interest at a nominal peso rate equal to zero. The other terms and conditions of the Convertible A-1 Bond will be attached as Appendix No. 2 to this Proposal, on the understanding that said Appendix No. 2 forms part of the Proposal for all legal purposes.

The exchange rate for converting the Convertible A-1 Bond shall be 66.67 (sixty-six point six seven) new common shares of Enjoy for every $1,000 (one thousand pesos) of principal owed on the Convertible Prepayment Amount. In the event that this calculation results in a fraction of a share, it shall be rounded to the nearest whole number and, if the fraction is 0.5, it shall be rounded to the next highest whole number, and should there be a difference, it shall be paid in cash by the Debtor Company, assuming the sum of $15 as the price per share. Should there exist fractions of Convertible A-1 Bonds as a result of the difference between the Convertible Prepayment Amount and the cutoff amount for the Convertible A-1 Bond, the difference shall be paid in cash by the Debtor Company. These payments shall be made by the Company on the Prepayment Date and the conversion date, respectively.

The option for conversion of the Convertible A-1 Bonds into Company shares must be exercised within 60 banking days from the Prepayment Date. Convertible A-1 Bondholders may exercise the option to convert the Convertible A-1 Bond to shares of Enjoy at any time during the validity of the aforementioned conversion period, by written communication sent to Enjoy expressing therein their intent to exercise the conversion option, under the terms and in accordance with the communication form to be described in the Convertible A-1 Bonds issuance agreement.

Since the Convertible A-1 Bonds must be offered preferentially to Shareholders in accordance with Law No. 18,046 on Corporations, the mechanisms for doing so shall be regulated in Chapter X.

b.- Convertible A-2 Bond:

As an incentive for participating in the New Financing, once the Reorganization Agreement is approved, those Unsecured Creditors who participated in the New Financing and effected the disbursement of the respective Bridge Loan (directly or through their option assignee) shall be entitled to receive in payment of a “portion” of their Convertible Prepayment Amount, with said portion to be determined according to their Prorated Share (as this term is defined further below), through: (i) the delivery of bonds convertible to A-2 Enjoy shares (“Convertible A-2 Bond”) not placed during the Preferential Option Period, in an amount  equivalent to that which is necessary to prepay the aforementioned “portion” of their Convertible Prepayment Amount, assuming for these purposes the par value of the Convertible A-2 Bond, which under no circumstances may be less than or under conditions more advantageous than those offered [to?] Shareholders during the Preferential Offer Period; and (ii) should there exist a balance in the aforementioned “portion” of the Convertible Prepayment Amount pending prepayment after applying the amount indicated in number (i) above, with the proceeds from the subscription and payment of the Convertible A-2 Bonds that had been acquired during the Preferential Offer Period by Shareholders (as described in Chapter X below), until completing the aforementioned “portion” of the Convertible Prepayment Amount.

The “portion” of the Convertible Prepayment Amount that each Unsecured Creditor shall be entitled to be paid with Convertible A-2 Bonds (or with the proceeds of their placement during their preferential offer) shall be equal to their prorated share in the Bridge Loan (hereinafter, the “Prorated Share”), multiplied by  a factor equal to 0.80. Should there exist fractions of Convertible A-2 Bonds, the difference will be paid in cash by the Debtor Company.

The Prorated Share shall be calculated as the quotient between (i) the amount effectively disbursed by the respective Unsecured Creditor (“unsecured creditor i”) in the Bridge Loan, over (ii) the proportion represented by its receivable among total Unsecured Loans, excluding Suppliers, on the date of the Deliberative Meeting, multiplied by $40,000,000,000, in accordance with the following formula:

Prorated Share of unsecured	(Total effectively disbursed by unsecured creditor i in the Bridge Loan)
creditor i	=	(Receivable of unsecured creditor i)	*	(40,000,000,000)
(Unsecured Loans excluding Suppliers)

where Unsecured Loans (excluding Suppliers) as of the date of the Deliberative Meeting total approximately $189,909,378,544 (one hundred eighty-nine billion, nine hundred nine million, three hundred seventy-eight thousand, five hundred forty-four pesos). Attached as Appendix No. 3 to this Proposal are examples of the calculation of the “portion” of the Convertible Prepayment Amount that could be paid in Convertible A-2 Bonds, for the sole purpose of facilitating understanding and implementation.

The terms and conditions of the Convertible A-2 Bond shall be identical to the terms and conditions of the Convertible A-1 Bond, which are considered expressly reproduced herein, with the sole exception of the exchange rate for shares of Enjoy, which in the case of the Convertible A-2 Bond shall be 198.02 (one hundred ninety-eight point zero two) new common shares of Enjoy for each $1,000.- (one thousand pesos) of principal owed from Convertible Prepayment Amount. The other terms and conditions of the Convertible A-2 Bond are attached as Appendix No. 2 to this Proposal, on the understanding that said Appendix No. 2 forms part of the Proposal for all legal purposes.

In the event that the results of this calculation yield a fraction of shares, it shall be rounded to the nearest whole number and, if the fraction is 0.5, it shall be rounded to the next highest whole number, and should there be a difference, it will be paid in cash by the Debtor Company, considering the sum of $5.05 as the  price per share. Should there be fractions of Convertible A-2 Bonds as a result of the difference between the Convertible Prepayment Amount to be prepaid with Convertible A-2 Bonds, and the cutoff amount of the Convertible A-2 Bond, the difference shall be paid in cash by the Debtor Company. These payments shall be made by the Debtor Company on the Prepayment Date and conversion date, respectively.

If, pursuant to the calculations noted above, the “portion” of an Unsecured Creditor’s Convertible Prepayment Amount does not yield as a result the receipt of 100% of its Convertible Prepayment Amount in A-2 Convertible B, the difference shall be paid through the delivery of Convertible A-1 Bonds. Should fractions of Convertible A-1 Bonds exist, the difference shall be paid in cash by the Debtor Company.

Since Convertible A-2 Bonds must be offered preferentially to Shareholders in accordance with Law No. 18,046 on Corporations, the mechanism for this is regulated in Chapter X.

c.- Fixed Income Bond B (Tranche B):

The amortization of 20.0% of the total Prepayment Amount (whether or not they had participated in the New Financing) (hereinafter the “Fixed Income Prepayment Amount B”) shall be required to be prepaid through delivery of a fixed income bond to be issued for an amount equivalent to at least the Fixed Income Prepayment Amount B (hereinafter the “Fixed Income B Bond”), payable within 10 years as from the date of the Deliberative Meeting. If fractions of Fixed Income B Bonds exist as a result of the difference between the Fixed Income Prepayment Amount B and the cutoff amount of the Fixed Income B Bond , the difference shall be paid in cash by the Debtor Company to the respective Unsecured Creditor on the Prepayment Date.

Fixed Income B Bond shall have the following features.

i.- Currency:

Fixed Income B Bond shall be issued in Chilean pesos.

ii.- Amortization of principal:

The dates of payment of interest and amortizations of principal of the Fixed Income B Bond, as well as the amounts to be paid in each case, are as shown in the Amortization Table indicated in Part c.iv.- below.

iii.- Interest:

Interest shall be calculated and paid by applying an annual effective nominal interest rate, which will gradually increase as described below:

•
1.5% annual effective rate, base 360 days and semi-annual periods equal to 180 days, the first two years and six months after the date the Deliberative Meeting is held. This interest shall accrue and be capitalized semi-annually, all in accordance with the amortization table indicated in Part c.iv.- below.

•
6.5% annual effective rate, base 360 days and semi-annual periods equal to 180 days, from the end of the sixth semi-annual period after the date the Deliberative Meeting is held, and henceforth. This interest shall accrue and be paid semi-annually, all in accordance with the amortization table provided below in Part c.iv.-.

iv.- Amortization table for Fixed Income Bond B4:

Fixed Income Bond B (CLP millions)

Installment	Maturity	Unpaid principal	Interest (100%)	Capitalized interest	Amortization of principal	Value of installment
	8/14/2020	38,031	0	0	0	0
1	2/14/2021	38,315	284	284	0	0
2	8/14/2021	38,601	286	286	0	0
3	2/14/2022	38,890	288	288	0	0
4	8/14/2022	39,180	291	291	0	0
5	2/14/2023	39,473	293	293	0	0
6	8/14/2023	39,473	1,263	0	0	1,263
7	2/14/2024	39,473	1,263	0	0	1,263
8	8/14/2024	39,473	1,263	0	0	1,263
9	2/14/2025	39,473	1,263	0	0	1,263
10	8/14/2025	39,473	1,263	0	0	1,263
11	2/14/2026	38,486	1,263	0	987	2,250
12	8/14/2026	37,499	1,231	0	987	2,218
13	2/14/2027	35,526	1,200	0	1,974	3,173
14	8/14/2027	33,552	1,136	0	1,974	3,110
15	2/14/2028	30,592	1,073	0	2,960	4,034
16	8/14/2028	27,631	979	0	2,960	3,939
17	2/14/2029	22,697	884	0	4,934	5,818
18	8/14/2029	17,763	726	0	4,934	5,660
19	2/14/2030	8,881	568	0	8,881	9,450
20	8/14/2030	0	284	0	8,881	9,166

4 This table is for reference purposes, with the UF value of July 2, 2020. Said amount must be updated in accordance with the value of the UF on the date of the Deliberative Meeting, i.e., August 14, 2020.

v.- Early Redemption:

As from the date the New International Bonds are repaid in their entirety, the Debtor Company may redeem the Fixed Income B Bonds in advance, in whole or in part, at the equivalent of the amount of outstanding principal to be prepaid on the date set for the redemption, plus interest accrued and not paid during the period between the day after the due date of the final installment of paid interest and the date set for the redemption (at par).

vi.- Financial Covenant:

In addition to the obligations to do and not do as indicated in Chapter XIII of this Judicial Reorganization Agreement, in the Fixed Income B Bond the Debtor Company shall undertake to maintain a Net Financial Debt / EBITDA ratio not to exceed: (a) 6.5x measured and calculated on the consolidated financial statements of Enjoy reported quarterly to the CMF (the “Financial Statements”) as of March 31, 2024, and up to the Financial Statements of December 31, 2025; (b) 6.0 times measured and calculated on the Financial Statements as of March 31, 2026 and up to the Financial Statements of December 2026; (c) 5.5x measured and calculated on the Financial Statements as of March 31, 2027 and up to the Financial Statements of December 31, 2027; (d) 5.0x measured and calculated on the Financial Statements as of March 31, 2028 and up to the Financial Statements of December 31, 2028; and (e) 4.5 times measured and calculated on the Financial Statements as of March 31, 2029 and henceforth.

The Net Financial Debt / EBITDA ratio shall not be measured on the Financial Statements prior to March 31, 2024.

For these purposes:

a.
Net Financial Debt: shall correspond to: /i/ The sum of the items posted under “Other current financial liabilities,” “Other non-current financial liabilities,” “Current leasing liabilities” and “Non-current leasing liabilities,” less /ii/ the item posted as “Cash and cash equivalents;” all the above are from the Enjoy Consolidated Statement of Financial Position, which forms an integral part of the Financial Statements.

b.
EBITDA: corresponds to the results of the following items from the Income Statement by Function of the Financial Statements: /i/ Revenue from ordinary activities; less /ii/ Cost of sales; less /iii/ Administrative expenses; plus /iv/ Annual depreciation; plus /v/ Annual amortization.

vii.- Other terms and conditions:

Other terms and conditions applicable to the Fixed Income B Bonds are added as Appendix No. 4 to this Proposal, on the understanding that said Appendix shall form part of the Proposal for all legal purposes.

4.- Mandatory Prepayment of the Rescheduled Unsecured Loans:

The procedure that shall apply for purposes of undertaking mandatory prepayment of the Prepayment Amount of the rescheduled Unsecured Loans shall be the following:

a.- Prepayment Date:

Within 15 banking days after expiration of the Preferential Offer Period, the Debtor Company must undertake to make mandatory prepayment of the rescheduled Unsecured Loans (hereinafter the “Prepayment Date”). To this end, Enjoy must grant a prepayment notice to the Unsecured Creditors, by reporting an essential Event as least five Banking Days prior to the Prepayment Date.

b.- Receivables that are unrealized public debt offering instruments:

Rescheduled Unsecured Loans that correspond to public debt offering instruments shall be prepaid on the Prepayment Date by means of electronic funds transfers, in the case of cash payments, and through delivery of the respective Convertible A-1 and/or A-2 Bonds, as applicable, and the Fixed Income B Bond, through DCV by means of their transfer and/or deposit to the accounts that the respective Unsecured Creditors have registered with DCV, subject to instruction from the Debtor Company and information to the Administrator.

Further, on the Prepayment Date, the Debtor Company shall send an instruction to DCV in order for the latter to leave as invalid the positions corresponding to the unrealized debt instruments that had been the object of the prepayment.

c.- Other Receivables:

In the case of receivables other than those indicated in Part 5.b above and those public debt offering instruments that are released, Unsecured Creditors must direct themselves on the Prepayment Date to the offices of Enjoy, located at calle Rosario Norte No. 555, piso 10, commune of las Condes, Santiago, during business hours, to monitor the information and instruments that attest to their capacity as Unsecured Creditors. On that occasion, Enjoy shall prepay those corresponding cash amounts through immediately available funds, to the bank accounts reported by the respective Unsecured Creditors to Enjoy, at least two banking days before the Prepayment Date, while instructing the DCV to make the transfer and/or deposit of the Convertible A-1 and/or A-2 Bonds, as applicable, and the Fixed Income B Bond that also corresponds to said creditors, into the accounts that the respective Unsecured Creditors have registered with DCV and reported to Enjoy at least two banking days before the Prepayment Date, and the respective Unsecured Creditors must sign a document acknowledging complete prepayment of their rescheduled Unsecured Loan.

VI.	PROPOSED PAYMENT OF PRINCIPAL AND INTEREST TO BANK CREDITORS (TRANCHE C).

Pursuant to Article 64 of Law No. 20,720, more favorable conditions are proposed for Bank Creditors who commit to granting to the Debtor Company, or to one or more of its subsidiaries, to be agreed to with the Debtor Company, one or more revolving lines of credit within a maximum of 15 banking days after the date of entry into force of the Agreement, with the following features:

1.- Term: 3 years after the date of holding of the Deliberative Meeting. 2.- Interest rate: consistent with the market.

3.- Amount: the equivalent of at least 40% of its corresponding loan against the Debtor Company, allocated to this Reorganization Agreement.

4.- Other conditions: those typical in the market for these types of transactions.

Bank Creditors that opt for this Chapter VI of the Agreement must grant their binding commitment to open the aforementioned lines to the Administrator within five banking days after the date of the Deliberative Meeting.

The most favorable condition offered consists of the prepayment, at no prepayment costs, of 100% of outstanding principal and accrued interest from the respective Bank Creditor’s loans through issuance of a fixed income bond totaling said amount, for the purposes of which the Debtor Company proposes assuming the obligation to issue a fixed income bond with the characteristics described in this Chapter VI and to record it with the Securities Registry maintained by the CMF (hereinafter “Fixed Income Bond C”), payable within 12 years after approval of this Reorganization Agreement. Should there exist fractions of Fixed Income C Bonds as a result of the difference between the amount of the loan of a Bank Creditor, and the cutoff amount of the Fixed Income C Bond, the difference shall be paid in cash by the Debtor Company. These loans, prior to delivery of the Fixed Income C Bonds, shall be extended and shall capitalize interest in the form stipulated in numerals 1.- and 2.- of Chapter V, where applicable.

The Bank Creditors’ loans shall be prepaid within 15 banking days after the date of acquisition of registration of the Fixed Income C Bonds with the CMF’s Securities Registry. To this end, Enjoy must issue a prepayment notice to the Bank Creditors, by declaring an Essential Event at least five banking days before its prepayment date. Prepayment shall be made through the DCV by means of transfer and/or deposit to the accounts the respective Bank Creditors have registered with the DCV, subject to instructions of the Debtor Company and information to the Administrator.

Bank Creditors who do not conform to the provisions of this Chapter VI shall be governed by the provisions of Chapter V above.

These Bank Creditors represent five creditors, totaling $19,629,681,603.94 (nineteen billion, six hundred twenty-nine million, six hundred eighty-one thousand, six hundred three pesos).

The Fixed Income C Bond shall have the following features.

i.- Currency:

The Fixed Income C Bond shall be issued in Chilean pesos.

ii.- Amortization of principal:

Payment of the Fixed Income C Bond shall be made in a single installment after 12 years after the date of the Deliberative Meeting, in accordance with the Amortization Table provided in Part iv.- below.

iii.- Interest:

Interest shall be calculated and paid by applying an annual effective nominal interest rate, which will gradually increase as described below:

•
1.5% annual effective rate, base 360 days and semi-annual periods equal to 180 days, the first five semi-annual periods after the date of the Deliberative Meeting. This interest shall accrue and be paid semi-annually, all in accordance with the amortization table provided below.

•
2.0% annual effective rate, base 360 days and semi-annual periods equal to 180 days, from the sixth semi-annual period to the twelfth semi-annual period, both inclusive, after the date of the Deliberative Meeting. This interest shall accrue and be paid semi-annually, all in accordance with the amortization table provided below.

•
3.0% annual effective rate, base 360 days and semi-annual periods equal to 180 days, from the thirteenth semi-annual period to the eighteenth semi-annual period, both inclusive, after the date of the Deliberative Meeting. This interest shall accrue and be paid semi-annually, all in accordance with the amortization table provided below.

•
4.0% annual effective rate, base 360 days and semi-annual periods equal to 180 days, from the nineteenth semi-annual period to the twenty-fourth semi-annual period, both inclusive, after the date of the Deliberative Meeting. This interest shall accrue and be paid semi-annually, all in accordance with the amortization table provided below.

iv.- Amortization table for Fixed Income Bond C:

Installment	Maturity	Unpaid principal	Interest (100%)	Capitalized interest	Amortization of principal	Value of installment
	8/14/2020	100.0
1	2/14/2021	100.0	0.8	0.0	0.0	0.8
2	8/14/2021	100.0	0.8	0.0	0.0	0.8
3	2/14/2022	100.0	0.8	0.0	0.0	0.8
4	8/14/2022	100.0	0.8	0.0	0.0	0.8
5	2/14/2023	100.0	0.8	0.0	0.0	0.8
6	8/14/2023	101.0	1.0	1.0	0.0	0.0
7	2/14/2024	102.0	1.0	1.0	0.0	0.0
8	8/14/2024	103.0	1.0	1.0	0.0	0.0

9	2/14/2025	104.1	1.0	1.0	0.0	0.0
10	8/14/2025	105.1	1.0	1.0	0.0	0.0
11	2/14/2026	106.2	1.1	1.1	0.0	0.0
12	8/14/2026	107.2	1.1	1.1	0.0	0.0
13	2/14/2027	108.8	1.6	1.6	0.0	0.0
14	8/14/2027	110.5	1.6	1.6	0.0	0.0
15	2/14/2028	112.1	1.7	1.7	0.0	0.0
16	8/14/2028	113.8	1.7	1.7	0.0	0.0
17	2/14/2029	115.5	1.7	1.7	0.0	0.0
18	8/14/2029	117.2	1.7	1.7	0.0	0.0
19	2/14/2030	119.6	2.3	2.3	0.0	0.0
20	8/14/2030	122.0	2.4	2.4	0.0	0.0
21	2/14/2031	124.4	2.4	2.4	0.0	0.0
22	8/14/2031	126.9	2.5	2.5	0.0	0.0
23	2/14/2032	129.4	2.5	2.5	0.0	0.0
24	8/14/2032	0.0	2.6	0.0	129.4	132.0

v.- Early Redemption:

As from the date the New International Bonds are repaid in their entirety, the Debtor Company may redeem the Fixed Income C Bonds early, in whole or in part, at the equivalent of the total outstanding principal to be prepaid on the date set for the redemption, plus interest accrued and not paid during the period between the day after the due date of the final installment of paid interest and the date set for the redemption (at par).

v.- Other terms and conditions: Other terms and conditions applicable to the Fixed Income C Bonds shall  be attached as Appendix No. 4 to this Proposal before the date of the Deliberative Meeting, on the understanding that said Appendix shall form part of the Proposal for all due purposes.

VII.	PROPOSED PAYMENT OF PRINCIPAL TO SUPPLIER CREDITORS

Pursuant to Article 64 of Law 20,720, more favorable conditions are proposed for some of the unsecured creditors. The more favorable condition proposed consists in paying 100% of the principal of the loans originating from invoices or receipts issued by Suppliers under the same terms, which must be paid within 12 months as from approval of this Judicial Reorganization Agreement.

These Suppliers represent 18 creditors, totaling $382,029,349.- (three hundred eighty-two million, twenty- nine thousand, three hundred forty-nine pesos).

VIII.	NEW FINANCING (TRANCHE D).

The International Bondholders and Unsecured Creditors shall have the preferential option of granting New Financing to Enjoy totaling approximately $50,000,000,000 (fifty billion pesos) (hereinafter, the International Bondholders and Unsecured Creditors participating in the New Financing shall be referred to jointly as the “New Financers”).

The New Financing shall be documented in a single, non-revolving loan opening agreement to be entered into between Enjoy and the New Financers under terms substantially similar to those attached as Appendix No. 5 of this Agreement, which is understood as forming a part thereof for all legal purposes (the “Bridge Loan”), which shall be required to be prepaid (for both the Debtor Company and the respective New Financer) at no prepayment cost, and assuming as the amount to be prepaid the outstanding balance of principal plus interest accrued and to be capitalized on the Prepayment Date (hereinafter the “New Financing Prepayment Amount”), through the delivery of (i) bonds convertible to Enjoy shares (“Convertible D Bond”) not placed during the Preferential Offer Period, in an amount equivalent to that which is necessary to prepay the New Financing Prepayment Amount, assuming for these purposes the par value of the Convertible D Bond, which under no circumstances may be for amounts less than or under conditions more advantageous than those offered to Shareholders during the Preferential Offer Period; and
(ii) in the event there exists a balance of the New Financing Prepayment Amount pending prepayment after applying the amount indicated in number (i) above, with the proceeds from the subscription and payment of the Convertible D Bonds that had been acquired during their Preferential Offer Period by the Shareholders (as described in Chapter X below), until completing the New Financing Prepayment Amount; all the above shall be prorated for the New Financers’ Share in the New Financing.

1.- Bridge Loan.

a.- With a view to participating in the New Financing, the New Financers will sign a non-revolving loan opening agreement, under identical terms and conditions maturing at 18 months, the disbursements of which shall be documented by signing promissory notes to the order of each respective New Financer. The disbursement shall take place on the third banking day after the signing date of the Bridge Loan, or on the banking day after which the Financing Condition (as this term is defined below) has been fulfilled, if fulfilled after entering into the Bridge Loan, at which time the respective promissory note authorized by a Notary shall be issued.

Loans granted under the Bridge Loan shall accrue annual interest of 5.7% (base 360 days and semi-annual periods equal to 180 days), unless said rate exceeds the current maximum contractual rate applicable to loans with these characteristics current on the signing date of the Bridge Loan, in which case said contractual maximum rate shall apply.

It shall be required for the Bridge Loan to be prepaid for the debtor and creditor on the Prepayment Date, with no prepayment costs, through the issuance of Convertible D Bonds not placed during the Preferential Option Period, the characteristics of which are noted in Numeral 3 of this Chapter VIII, and in the event of a difference, with the proceeds from the subscription and paying of the Convertible D Bonds that had been acquired during its Preferential Offer Period by the Shareholders, as indicated below.

b.- The opportunity to participate in the Bridge Loan shall be offered preferentially to the groups and in the proportions specified below (hereinafter the “Groups”):

i.- To International Bondholders: up to $10,000,000,000.- (ten billion pesos) (hereinafter, “Group A”) or its equivalent in US dollars, according to the Observed Dollar Exchange rate published by the Central Bank of Chile on the date the Deliberative Meeting is held.

ii.- To Unsecured Creditors: up to $40,000,000,000.- (forty billion pesos) (hereinafter, “Group B”).

c.- Those interested in participating in the New Financing must express this in writing to the Bankruptcy Administrator, through a financing commitment (hereinafter the “Financing Commitment”), the results and total amounts of which must be subsequently reported by the Bankruptcy Administrator. With regard to International Bondholders, they must express their interest by sending a written communication to the International Bondholders Representative. The International Bondholders Representative shall send to the Bankruptcy Administrator any Financing Commitment forms it might receive from International Bondholders.

i.- Financing Commitments received within a specified Group shall be allocated to the value of the share in the New Financing offered to the corresponding Group, prorated in accordance with the share in the liabilities of the respective Group held by all group creditors who have expressed interest, until the allocation to each participating creditor within the Group of 100% of what would correspond to each creditor in accordance with their prorating, or their commitment offer, whichever is less. If a  share of the New Financing remains after the above allocation, it shall be distributed among the creditors of the respective Group that delivered Financing Commitments above their prorating for the respective Group’s liabilities, prorated for these excess commitment offers. If the Financing Commitments received within a specific Group exceed the share in the New Financing offered to the Corresponding Group, said excess shall be allocated to cover shortfalls in the other Group, if any, prorated (among all those considering only the excess) until depletion of the total of $50,000,000,000 (fifty billion pesos).

ii.- In the event it is not possible to obtain Financing Commitments in an initial round for an amount equivalent to 100% of the New Financing, successive rounds may be held among interested parties who submitted Financing Commitments in previous rounds, which shall be allocated, prorated for the new request until the amount of the shortfall is depleted.

iii.- If, despite having been offered in the form indicated in Parts i.- and ii.- above, a portion of the New Financing remains without having received Financing Commitments, the Company may offer said remainder of the New Financing to third parties under terms no more favorable than those offered to these three Groups.

iv.- Rounds and offerings of New Financing that follow the first must be concluded within a maximum of 10 banking days.

d.- Notwithstanding the above, and prior to the Deliberative Meeting, those convened to participate in the New Financing may state in advance their intent to participate therein, through a binding note to be sent to the Bankruptcy Auditor (Veedor Concursal), in order for the latter to acknowledge this at the respective meeting. At the respective Deliberative Meeting, a record may be left of the commitments received in advance, and the creditors may appear who expressed them, to repeat said commitment, which under no circumstances shall affect the validity or enforceability of the written commitment delivered to the Bankruptcy Auditor.

e.- Minimum Amount of Financing Commitments:

i.- In the event that, after completing the rounds and offerings of New Financing described in Part c. above, the Financing Commitments do not exceed $25,000,000,000 (twenty-five billion pesos) (“Minimum Financing Amount”), the Financing Condition (as this term is defined below) shall be understood as unfulfilled and, as a consequence, a cause for breach of the Reorganization Agreement shall occur and Enjoy must immediately request its own voluntary liquidation.

ii.- In the event that, after completing the New Financing rounds and offers as described in Part c. above, Financing Commitments are greater than or equal to $25,000,000,000 (twenty-five billion pesos) but less than $45,000,000,000 (forty-five billion pesos), the New Financers who delivered the Financing Commitments to the Company are not required to maintain said commitments, and may inform the Company and the Administrator of their withdrawal, maintenance or increase within two business days after the notice issued by the administrator to the New Financers with the final results of the New Financing rounds and offers. Those New Financers who indicate nothing within said period shall be understood as maintaining their respective Financing Commitment. After fulfilling the withdrawal period for the Financing Commitments, the Company and the Administrator shall calculate the total amount of Financing Commitments net of those withdrawn (the “Net Financing Commitments”). If Net Financing Commitments do not exceed the Minimum Financing Amount, the Financing Condition will be understood as unfulfilled and, consequently, a default event under the Reorganization Agreement shall occur and Enjoy must immediately request its own voluntary liquidation. If the Net Financing Commitments are greater than or equal to $25,000,000,000 (twenty- five billion pesos) but less than $45,000,000,000 (forty-five billion pesos), the Financing Condition shall be understood as fulfilled in this aspect, unless the Creditors Commission resolves otherwise by vote of four of its members, in which case the Reorganization Agreement shall be understood as not fulfilled and Enjoy must immediately request its own voluntary liquidation.

iii.- In the event that the Financing Commitments meet or exceed $45,000,000,000 (forty-five billion pesos), the Financing Condition shall be considered as fulfilled in that respect.

iv.- For purposes of calculating the amounts set forth in this letter e.-, the amounts committed by New Financers who are International Bondholders shall be assumed in their peso-equivalent, using the Observed Dollar exchange rate published by the Central Bank of Chile applicable on the day the

Deliberative Meeting is held, without prejudice to the amount at which the currencies received from them are effectively liquidated on the date of the respective disbursement.

f.- Once the periods for receiving the Financing Commitments have lapsed, as noted in letter c.- above, the New Financers must sign the non-revolving loan opening agreement and other New Financing documents by the second banking day after the date the Administrator reports each New Financer’s share in the Bridge Loan. For purposes of entering into the non-revolving credit line agreement, the New Financers shall authorize the Administrator to sign the aforementioned agreement in their name and behalf, upon  exercising their option to grant the New Financing. The terms defined in the process of allocating each  New Financer’s share in the Bridge Loan and entering and disbursing them shall be reported by the Auditor and/or Administrator, as applicable.

g.- Funds disbursed by each New Financer shall be kept on deposit with the withholding agents to be designated in the Bridge Loan (hereinafter the “Withholding Agents”), until their release and delivery to Enjoy in accordance with the Bridge Loan’s provisions.

h.- If, by the second banking day after the Bridge Loan disbursement date, one or more New Financers fails to fulfill their Financing Commitment and consequently an amount has not been delivered to the Withholding Agents equivalent to those they permitted to give in fulfillment of the condition set forth in Letter h of the Financing Condition, the Debtor Company must so advise the Administrator and the Creditors Commission in order for the latter to determine whether the amount effectively disbursed is sufficient as to trigger the release of funds to the Company by the Withholding Agents. If the Creditors Commission, by vote of four of its members, fails to accept the amount effectively disbursed, the  Company, within 10 banking days after the date of the Creditors Commission’s resolution, must propose new alternative financing to supplement the missing amount, under the same terms as the Bridge Loan. If the Creditors Commission accepts the Company’s proposal, it shall undertake release of the funds to the Company by the Withholding Agents. Otherwise, the disbursed amounts shall be considered sufficient, unless the Creditors Commission resolves otherwise by vote of four of its members, and the disbursed amounts shall be returned by the Withholding Agents to the respective New Financer.

i.- The Debtor Company shall pay each New Financer (to the extent the respective disbursement is actually made under the Bridge Loan) a commitment fee totaling 2% of the total amount actually disbursed by the respective New Financer under the Bridge Loan, to be deducted from their total disbursement when the latter becomes due.

j.- Funds disbursed under the Bridge Loan shall be allocated to repaying obligations incurred during the course  of the regular business activities of the Debtor Company and its subsidiaries, in accordance with the conditions and restrictions applying thereto under this Agreement. In this regard, the Debtor Company must submit to the Creditors Commission a Plan for the Use of Funds for general approval, with the Debtor Company retaining the allocation and specific responsibility for its implementation, the fulfillment of which shall be supervised by the Administrator.

k.- The Unsecured Creditors’ receivables and the loans against Enjoy that arise after the date of the Deliberative Meeting (with the exception of the guarantee vouchers referenced in Chapter XII below), shall be understood as subordinate to the Bridge Loan and the Convertible D Bonds. Loans against Enjoy that arise after the date of the Deliberative Meeting, excepting those already noted, as well as loans with respect to non-financial providers generated during the ordinary course of Enjoy’s business (on the understanding that the loans corresponding to the “Lease Agreement with Purchase Option” entered into between Enjoy and Banco Security, through a public instrument dated October 5, 2016, Directory No. 21.180-2016, issued through the Santiago Notary Office of Mr. Eduardo Diez Morello, shall be considered as a loan with a non-financial provider) must expressly contain this subordination in its instruments. Without prejudice to the subordination specified above with respect to the Unsecured Creditors, Unsecured Creditors who participate in the Bridge Loan authorize the Administrator to confirm and ratify the aforementioned subordination agreements on their behalf, by public instrument.

l.- The option to grant the New Financing may be assigned by the respective creditor, to which end it shall so note in the communication expressing its Financing Commitment, which must also be signed by the respective assignee.

2.- Financing Condition.

The obligation to undertake disbursements under the Bridge Loan shall be subject to fulfillment, within a maximum of 90 calendar days from the date of the Deliberative Meeting, of the following contingent and supplementary conditions (the “Financing Condition”):

a.- That Enjoy have the relevant corporate authorizations to subscribe, disburse and fulfill the Bridge Loan;

b.- Approval by part of the Shareholders at an extraordinary shareholders meeting of Enjoy for a capital increase, through the issuance of shares and of bonds convertible to shares of Enjoy, in an amount sufficient as to back the issuance of the Convertible A-1 Bonds, Convertible A-2 Bonds and Convertible D Bonds, the shares to be allocated to the Option and the Support Shares (as these terms are defined in Chapter X), and amendments of the corporate bylaws that might be needed for these purposes;

c.- Acquisition of the commitment of at least 60% of current Shareholders, to waive their preferential option rights to subscribe the Convertible A-1 Bond and Convertible A-2 Bond, under the terms stipulated in the Support Agreement.

d.- Acquisition of the commitment of at least 60% of current Shareholders to waive 90.88% of their preferential option rights to subscribe the Convertible D Bond, under the terms stipulated in the Support Agreement;

e.- Acquisition of a commitment of at least 60% of current Shareholders to not sell their shares in the Company under the terms stipulated in the Support Agreement.

f.- That this Reorganization Agreement be understood as approved and begin to apply pursuant to Art. 89 of Law No. 20,720;

g.- That the Administrator certify that, except for the disbursement of the Bridge Loan, the conditions have been fulfilled for the release in favor of the Debtor Company of time deposits totaling $9,300,000,000 currently held in guarantee by the banks issuing the guarantee vouchers to which Chapter XII of this Agreement refers, as opposed to the condition for the effective disbursement of at least $25,000,000,000 of the New Financing; and

h.- (i) That the Debtor Company receive Financing Commitments totaling at least the Minimum Financing Amount and (ii) that the Creditors Commission not declare a violation of the Financing Condition in the event that Financing Commitments are less than $45,000,000,000 (forty-five billion pesos), as noted in Letter e, Part ii of Numeral 1 above.

i.- That the New York Southern District Bankruptcy Court (New York State, United States of America) recognizes the Agreement in the so-called Chapter 15 proceeding the Company is filing with said court by reason of its Reorganization Proceeding, Case No. 20-11411 (MG).

3.- Convertible D Bond.

a.- Enjoy unconditionally and irrevocably undertakes to issue the Convertible D Bond, which shall have an issuance amount equal to $65,000,000,000 (sixty-five billion pesos). Should fractions of Convertible D Bonds exist as a result of the difference between a New Financer’s New Financing Prepayment Amount and the Convertible D Bonds cutoff amount, this difference shall be paid in cash by the Debtor Company to the respective New Financers, prorated for their share in the New Financing, on the Prepayment Date.

b.- Since Convertible D Bonds must preferentially be offered to Shareholders in accordance with Law No. 18,046 on Corporations, the mechanism for doing so shall be regulated in Chapter X.

c.- The Convertible D Bond shall have the following features:

i.- Currency:

The Convertible D Bond shall be issued in Chilean pesos.

ii.- Principal amortization:

The Convertible D Bond shall be repaid through a single installment within 99 years of the date of the Deliberative Meeting approving the Proposal (bullet).

iii.- Interest:

Interest shall be calculated and capitalized by applying an annual effective nominal rate (base 360 days and semi-annual periods equal to 180 days) up to the date of conversion to shares, which shall be reduced gradually as described below:

•	5.7% for the period starting on the Prepayment Date of the Bridge Loan and ending 540 days after the date of disbursement of the Bridge Loan.

•	0.0% nominal annual effective rate from day 541 after the date of disbursement of the Bridge Loan.

iv.- Conversion Period:

The Convertible D Bond may only be converted to shares of Enjoy during a period starting on the Prepayment Date, and ending 540 days after the date of disbursement of the Bridge Loan. At any time during the lifetime of the aforementioned conversion period, Convertible D Bondholders may exercise the option to convert the Convertible D Bond to shares of Enjoy, subject to written communication sent to Enjoy expressing therein their intent to exercise the conversion option, under the terms and in accordance with the communication form to be described in the agreement for the issuance of the  Convertible D Bonds.

v.- Conversion Rate:

The Convertible D Bond will have a conversion rate of 266.67 (two hundred sixty-six point six seven) new shares of Enjoy for each $1,000.- (one thousand pesos) of current principal and accrued interest up to the latest date of interest capitalization prior to the conversion date.

In the event that the results of this calculation yield a fraction of shares, it shall be rounded to the nearest whole number and, if the fraction is 0.5, it shall be rounded to the next whole number, and if there is a difference, this difference shall be paid in cash by the Debtor Company, assuming as share price the sum of $3.75, to be paid by the Debtor Company on the conversion date.

vi.- Preference:

The Convertible D Bond shall be considered preferential for the payment of principal and interest and in  the event of bankruptcy settlement with respect to Unsecured Creditors (except with respect to issuers of the guarantee vouchers discussed in Chapter XII below) and loans against Enjoy that arise after the date of the Deliberative Meeting (with the exception of loans expressly agreed to by means of this Judicial Reorganization Agreement), which loans, therefore, shall be understood as being subordinate to the Convertible D Bond. Loans against Enjoy that arise after the date of the Deliberative Meeting, excepting those already noted, must expressly contain this subordination in their instruments. Without prejudice to the subordination set forth in this Agreement with respect to all Unsecured Creditors, those Unsecured Creditors that participate in the Bridge Loan authorize the Administrator to confirm and ratify the aforementioned subordination agreements on their behalf, by public instrument,.

vii.- Use of funds:

Funds from the Convertible D Bond shall be used exclusively for prepaying the Bridge Loan, and in the event of a remainder after paying the above, said funds shall be allocated to repaying the obligations corresponding to the normal operations of the Debtor Company and its subsidiaries.

viii.- Other terms and conditions

Other terms and conditions of the Convertible D Bond are attached as Appendix No. 2 to this Proposal, on the understanding that said Appendix shall form part of the Proposal for all legal purposes.

4.- Prepayment of the Bridge Loan

Prepayment of the Bridge Loan to the New Financers shall be made on the Prepayment Date, to which end Enjoy must grant a prepayment notice to the New Financers, by declaring an Essential Event at least five banking days before the Prepayment Date, and on said date Enjoy shall prepay the corresponding amounts in cash through immediately available funds, to the bank accounts reported by the respective New Financers to Enjoy at least two banking days before the Prepayment Date, and for delivery of the Convertible D Bonds, by delivering the same through the DCV, by means of their transfer and/or deposit to the accounts that the respective New Financers have registered with the DCV and reported to Enjoy at least two banking days before the Prepayment Date. For these purposes, the New Financers must deliver to Enjoy on that same date the promissory notes delivered to them under the Bridge Loan, with confirmation of payment of the same.

IX.	OPTION FOR CONDITIONAL SUBSCRIPTION OF SHARES BY CURRENT SHAREHOLDERS.

Pursuant to this Reorganization Agreement, and subject to the corresponding statutory approvals,

Shareholders shall be granted an option (hereinafter the “Option”), simultaneously with the opening of the Preferential Offer Period, to subscribe 9,389,919,856 new Company payment shares for a term of 24 months after the date of the Deliberative Meeting approving the Proposal, at a subscription price of $5.75 per share (yielding a rate of 2.00 new shares for each current share).

To apply the Option, Enjoy shall grant, in the same capital increase as supports the issuance of the Convertible A-1 Bonds, Convertible A-2 Bonds and Convertible D Bonds, the issuance of shares for payment of the Option. The Option on these new payment shares shall be offered preferentially to Shareholders with right to subscribe them (those registered with the Enjoy Shareholders Registry as of midnight on the fifth business day prior to the start date of the Preferential Offer Period), at a subscription price of $5.75 (five point seven five pesos) per share, who may exercise the Option (and ultimately subscribe the shares at the aforementioned price of $5.75)  within 24 months after the date of the Deliberative Meeting. The Option shall be implemented by entering into an option agreement for the subscription of Enjoy shares incorporating the above terms as to the option’s subscription price and exercise period, expressly stating that the aforementioned option may be freely assigned by the respective shareholder.

The preferential subscription offering of the shares covered by the Option shall be undertaken in accordance with the terms set forth in Chapter X below.

X.	LEGAL STRUCTURE FOR THE FINANCING AND CONVERSION PROCESSES.

1.- Prior to the Deliberative Meeting, the Debtor Company may supplement the legal structure for implementation of the loan renegotiation as agreed to in this Accord and, specifically, for implementation of the New Financing, mandatory prepayment of the unsecured loans with Convertible A-1 Bonds and Convertible A-2 Bonds and Fixed Income B Bond, repayment of the Bridge Loan with Convertible D Bonds, etc.

2.- Without prejudice to the entry into force of this Agreement, the Bankruptcy Administrator shall convene the Creditors Commission, together with the Debtor Company and the technical advisors assisting them, to adopt the necessary agreements for appropriate implementation of the various steps considered in the Reorganization Agreement if necessary, with full powers. Said meeting of the Creditors Committee must be held no later than the fifth business day after the date of holding of the Deliberative Meeting.

3.- Notwithstanding the above, following are the general guidelines proposed for some of the steps considered in this Proposal.

a.- All bonds convertible to shares issued by the Company must be offered preferentially to Shareholders in accordance with Law No. 18,046 on Corporations (hereinafter the “Preferential Offer Period”). If no Shareholder exercises their preferential option during the Preferential Offer Period, the Company shall allocate the Convertible A-1 Bonds, Convertible A-2 Bonds and Convertible D Bonds that are necessary to be delivered in prepayment of the Convertible Prepayment Amount and the New Financing Prepayment Amount, as set forth in this Reorganization Agreement. If shareholders exercise their aforementioned preferential subscription option, the procedure shall be as follows:

i.- Convertible A-1 Bonds not placed during the Preferential Offer Period shall be allocated in a quantity of bonds equivalent to what is needed to prepay the Convertible Prepayment Amount of the rescheduled Unsecured Loans entitled to receive Convertible A-1 Bonds in payment, prorated.

ii.- Should there exist a balance in the Convertible Prepayment Amount after applying the amounts indicated in number i.- above, the net proceeds the Company obtains for the subscription and payment of the Convertible A-1 Bonds during the Preferential Offer Period shall be allocated for paying off the balance of the Convertible Prepayment Amount of the rescheduled Unsecured Loans with right to receive Convertible A-1 Bonds in payment, prorated.

iii.- Convertible A-2 Bonds not placed during the Preferential Offer Period shall be allocated in a quantity of bonds equivalent to what is needed to prepay the Convertible Prepayment Amount of the rescheduled Unsecured Loans entitled to receive Convertible A-2 Bonds in payment, prorated.

iv.- Should there exist a balance in the Convertible Prepayment Amount right to receive Convertible A-2 Bonds in payment after applying the amounts indicated in Number iii.- above, the net proceeds the Company obtains for the subscription and payment of the Convertible A-2 Bonds during the Preferential Offer Period shall be allocated for paying off the balance of the Convertible Prepayment Amount with right to receive Convertible A-2 Bonds in payment, prorated.

v.- Convertible D Bonds not placed during the Preferential Offer Period shall be allocated in a quantity of bonds equivalent to what is needed to prepay the New Financing Prepayment Amount, prorated.

vi.- Should there exist a balance in the New Financing Prepayment Amount right to receive Convertible D Bonds in payment after applying the amounts noted in Number v.- above, the net proceeds the Company obtains for subscription and payment of the Convertible D Bonds during the Preferential Offer Period shall be allocated to paying off the balance of the New Financing Prepayment Amount, prorated.

vii.- In the three cases set forth above, the Company may issue Convertible A-1 Bonds, Convertible A-2 Bonds and Convertible D Bonds, as applicable, for an amount greater than requested to cover the payment set forth in this Reorganization Agreement.

b.- The Preferential Offer Period for the Convertible A-1 Bonds, Convertible A-2 Bonds and Convertible D Bonds and for shares to exercise the Option shall be realized simultaneously (at the same time). The Preferential Offer Period for the Convertible A-1 Bonds, Convertible A-2 Bonds and Convertible D Bonds and for shares to exercise the Option must be initiated within [15] business days after the deadline for recording these issuances in the CMF’s Securities Registry.

c.- With a view to facilitating the feasibility of the agreements contained in this Reorganization Proposal:

i.- The companies Entretenciones Consolidadas SpA, Inversiones e Inmobiliaria Almonacid Limitada and Inversiones Cumbres Limitada, which represent 60.52% of the Enjoy shareholder capital, shall sign a support agreement with Enjoy (hereinafter the “Support Agreement”) pursuant to which: (i) they undertake to assist and participate with all their shares in the extraordinary shareholders meeting addressing Part e below, approving thereat the issuance of the Convertible A-1 Bonds, Convertible A-2 Bonds and Convertible D Bonds, the capital increase noted in the aforementioned Letter e, the changes of bylaws necessary for these purposes, and other matters necessary for implementation of the Proposal in the context of the Enjoy Judicial Reorganization Agreement; (ii) they promise to waive their preferential subscription rights to subscribe the Convertible A-1 Bonds and Convertible A-2 Bonds and waive 90.88% of their rights to preferentially subscribe the Convertible D Bonds, when said rights arise, under the terms stipulated in the Support Agreement; and (iii) they undertake not to transfer their shares, in accordance with the terms set forth in the Support Agreement. The Support Agreement must be entered into and delivered to the Auditor in advance of the date of the Deliberative Meeting, in order for the Auditor to address the Support Agreement at the aforementioned Meeting; and

ii.- Company Creditors must express and send to the Auditor, before the date of the Deliberative Meeting, their commitment to participate in the New Financing subject to the terms and conditions of this Reorganization Agreement, in the amount of $25,000,000,000 (twenty-five billion pesos).

d.- The Financing Commitments must be formalized through a standardized binding document, the format of which shall be sent to each creditor by the Auditor, prior to the Deliberative Meeting, which must be delivered by the respective creditor to the Bankruptcy Administrator. The procedure for formalizing this commitment shall be reported by the Auditor prior to the Deliberative Meeting, which in any case must be consistent with the procedure described in Letter c), Number 1, Chapter VIII of this Agreement.

e.- Within 60 calendar days after the date of entry into force of the Reorganization Agreement, an Extraordinary Shareholders Meeting must be held, to which the following will be submitted for Shareholder consideration:

i.- A single capital increase, through the issuance of new shares, to allow fulfillment of the following:

•	Issuance of the necessary shares to support the Convertible A-1 Bonds, Convertible A-2 Bonds and Convertible D Bonds;

•	Issuance of shares needed to be able to grant the Option to Shareholders; and

•
Issuance of payment shares for up to an additional $10,000,000,000.- (ten billion pesos), as a mechanism to protect against cash flow needs, the conditions of which (including their placement price) may be set by the board within the legal deadlines (hereinafter the “Reserve Shares”), a part of which may be allocated to compensation plans for workers of the Company and its subsidiaries, in accordance with the terms set by the Board (hereinafter the “Stock Option”).

ii.- Issuance of the Convertible A-1 Bonds, Convertible A-2 Bonds and Convertible D Bonds identified previously in this Reorganization Agreement.

iii.- Any other matters that may be necessary to submit for consideration of the Shareholders at the aforementioned Meeting, for correct implementation of this Agreement.

4.- In all cases, the number of shares into which the Convertible A-1 Bonds, Convertible A-2 Bonds and Convertible D Bonds may be converted pursuant to this Agreement were set in order to fulfill the condition that current Company shareholders not reduce their equity stake in Enjoy to a percentage less than 10% after converting all the aforementioned bonds. However, this minimum of 10% falls exclusively within the context of the Judicial Reorganization of Enjoy, and therefore is not applicable in the event that Enjoy, after completing the Reorganization, requires new capital, in which case the shareholders and their dilutions (if applicable) shall be subject to the specific conditions of said new capital increase or financing.

XI.	ADMINISTRATION.

The administration of Enjoy shall be exercised by the current entities that have established its bylaws, during the term of this Agreement.

Without prejudice to the above, and as set forth in Article 69 of Law No. 20,720, it is proposed that the creditors at the Deliberative Meeting appoint a Bankruptcy Administrator with the authority indicated below and for the term set forth in the aforementioned provision. The latter’s fees shall be set by the Creditors Commission, which shall be regulated below, together with the Debtor Company.

XII.	RENEWAL OF GUARANTEE VOUCHERS (BOLETAS DE GARANTIAS).

1.- With a view to guaranteeing to the Superintendency of Gambling Casinos fulfillment of the technical offer; construction and development [of] the plans in timely and appropriate fashion at the Coquimbo, Viña del Mar, Puerto Varas and Pucón casinos; and finally, complete fulfillment of the economic offer contained in the tender proceedings carried out by the regulatory authority, in 2018 the banks Banco BTG Pactual Chile, Banco Internacional and Banco Security issued Guarantee Vouchers for approximately UF 4,800,000.0 (four million, eight hundred thousand Unidades de Fomento) in favor of Casino de la Bahía S.A., Casino del Mar S.A., Casino de Lago S.A. and Casino de Puerto Varas S.A. Part of said Guarantee Vouchers are secured by insurance policies issued by CESCE Chile Aseguradora S.A.

2.- All guarantee vouchers – which are not secured by the security policies referenced above – and the obligations under said policies are, in turn, guaranteed (i) by the endorsement, joint and several surety and joint and several co-debt of Enjoy; (ii) by a mortgage on a property owned by an Enjoy S.A. subsidiary located in the city of Castro; (iii) by time deposits pledged in guarantee, totaling approximately $32,000,000,000 (thirty-two billion pesos), taken by Enjoy S.A. in favor of the Banks, which securities are in the possession of Banco BTG Pactual Chile, as the agent bank for the bank syndicate and as guarantee agent.

3.- On July 14, 2020, the Administration and issuers of the aforementioned guarantee vouchers entered into new agreements for renewal of the aforementioned vouchers and policies, and agreed to the conditions for the release of the aforementioned security deposits, subject to the meeting of certain milestones, including the granting and subsequent recording of a mortgage on certain properties owned by an Enjoy subsidiary located in the commune of Rinconada de Los Andes, corresponding to fourteen lots (together the “Rinconada Property”).

4.- Release of the security deposits is subject to fulfillment of the following conditions:

a.- For the release of $5,200,000,000 (five billion, two hundred million pesos): When all the following conditions are found to be met: (i) Authorizations have been obtained from Enjoy creditors pursuant to Article 74, Section Two of Law No. 20,720, and with regard to local bondholders and, in addition, the latter have approved all the matters stipulated in Letters c) and d) of the convocation of the bondholders meeting, the first notice of which was published June 27, 2020, to be held July 13 at 12 noon; (ii) all parties have signed the mortgage agreement and restrictions on the Rinconada Property in favor of Banco BTG Pactual Chile, as guarantee agent, together with all the Loan Documentation, as this term is defined below to the satisfaction of the financers; and (iii) complete payment of the premium or premiums corresponding to the guarantee insurance policy. These conditions have already been met, and therefore these deposits were released on July 14;

b.- For the release of $18,600,000,000 (eighteen billion, six hundred million pesos)

i.-          $9,300,000,000 (nine billion, three hundred million pesos) will be released when the following three conditions together are met:

•
When the Court certifies that the Debtor Company’s Judicial Reorganization Agreement is approved pursuant to Article 89 of Law No. 20,720 and that it may be fulfilled and begin to apply in accordance with Part Four of said article.

•
That said Judicial Reorganization Agreement incorporates and agrees to the following matters: (a) Complete restructuring of the Enjoy international bond; and (b) Capitalization of at least 70% of the unsecured loans verified in the reorganization procedure, with a minimum of $115,000,000,000 (one hundred fifteen billion pesos); and c) That the text of the approved Reorganization Agreement includes statements aimed at confirming and expressly ratifying (c.i) all loans granted; (c.ii) the restructuring of liabilities; and (c.iii) transactions between the banks, Banco BTG Pactual Chile, Banco Internacional and Banco Security, BTG Pactual Chile S.A. Administradora General de Fondos and their administered funds, including but not limited to BTG Pactual Deuda Privada Fondo de Inversión [Private Debt Investment Fund] and its respective subsidiaries and other related parties, with Enjoy and its subsidiary companies, in the two years prior to the start of the Judicial Reorganization Procedure, leaving confirmation in the text of the agreement of the withdrawal and final waiver by the creditors of all judicial or other types of actions seeking to dispute or question the efficacy and/or enforceability of the acts and agreements executed or entered into to which Points (c.1), (c.ii) and (c.iii) above refer, and the conditions noted in letter c) above, that have not been subject to dispute.

In fulfillment of the above terms and conditions, by means of this Agreement, the matters to which Points (c.1), (c.ii) and (c.iii) above refer are expressly confirmed and ratified. Further, by means of this Agreement, the Creditors confirm the withdrawal and final abandonment of any judicial or other type of action that might seek to dispute or question the efficacy and/or enforceability of the instruments and agreements executed or entered into to which Points (c.1), (c.ii) and (c.iii) above refer.

•
For purposes of the above, and without prejudice to the fact that the Bondholders Meeting held July 13 of this year approved and ratified the validation of the aforementioned deals, among other matters, the creditors present at this Deliberative Meeting expressly confirm and ratify (i) all grants of loans; (ii) the restructuring of liabilities; and (iii) arrangements entered into or executed between the banks, Banco BTG Pactual Chile, Banco Internacional and Banco Security, BTG Pactual Chile S.A. Administradora General de Fondos, and their administrated funds, including but not limited to BTG Pactual Deuda Privada Fondo de Inversión and their respective subsidiaries and other related parties, with Enjoy and its subsidiary companies, in the two years before the start of the Judicial Reorganization Procedure, and have stated that they expressly waive the exercise of any judicial or other type of action seeking to dispute or question the efficacy and/or enforceability of the acts and agreements executed or entered into to which Points (i), (ii) and (iii) above refer, or request their revocation.

•
The effective disbursement of at least $25,000,000,000 (twenty-five billion pesos) under the New Financing granted to Enjoy, by one or more creditors, effectively incorporating said amount into the company’s coffers.

ii.- $9,300,000,000 (nine billion, three hundred million pesos) will be released when the above conditions, together, have been met and the specific mortgage and restrictions set on the Rinconada Property have been legally recorded in favor of the Agent Bank, as creditor and guarantee agent, in the respective Real Estate Registry.

c.- For the release of $8,300,000,000 (eight billion, three hundred million [pesos]): Having fulfilled each and every one condition, together, mentioned previously in Parts a.- and b.- above, the procedure shall be: (a) The release of $4,150,000,000 (four billion, one hundred fifty million pesos), against the effective incorporation into Enjoy’s coffers of at least another $10,000,000,000 (ten billion pesos) in addition to the $25,000,000,000 (twenty-five billion pesos) referenced previously; (b) The release of $4,150,000,000 (four billion, one hundred fifty million pesos) against the effective incorporation into Enjoy’s coffers of at least another $5,000,000,000 (five billion pesos) in addition to the $25,000,000,000 (twenty-five billion pesos) and $10,000,000,000 (ten billion pesos) mentioned above.

d.- For the release of the mortgage and restrictions on the Rinconada Property: This may only be released as of month 18 after the date of issuance of the respective guarantee vouchers and/or policies, subject to certain conditions noted in the respective financing documents signed on the occasion of the issuance of the new guarantee vouchers, including that the decision approving the Judicial Reorganization Agreement be final and enforceable.

XIII.	OBLIGATIONS TO DO AND NOT DO.

As set forth in Chapter IV, the obligations to do and to not do shall be maintained vis-à-vis the International Bondholders as contained in the Indenture – with the changes described in Appendix No. 1 with respect to the New International Bonds. In turn, the following obligations to do and not do shall be established exclusively vis-à-vis the rest of the Creditors enrolled in this Agreement:

1.- Obligations to Do.

a.- To carry out or cause to carry out all necessary measures to preserve and maintain in full force and effect its corporate existence and validity, without altering its corporate form, including its status as publicly traded, limited-liability corporation, registered with the Securities Registry maintained for these purposes by the CMF and, in addition, including but not limited to, its dissolution or transformation, without incurring legal grounds for dissolution; as well as to preserve and maintain all rights, properties, licenses, trademarks, permits, exemptions, easements, concessions or patents that may be necessary for the normal functioning of the Debtor Company and the development of its business operations; and to maintain all its relevant assets in good state of repair consistent with their natural use and wear and tear.

b.- To pay all taxes and other applicable tax obligations as well as those of a labor-related origin or other preferential payments in accordance with current law, except those that may be disputed in good faith and in accordance with the appropriate legal procedures.

c.- To fulfill in all aspects the laws, regulations and provisions and applicable orders, specifically including, without restriction, the timely payment of all taxes, contributions, encumbrances and tax charges of any other kind affecting the Debtor Party or its assets, and to fulfill any tax, labor, social security and environmental obligations that may apply thereto in a timely fashion, as applicable, except those with respect to which the appropriate legal appeals have been filed in good faith.

d.- To provide the Bankruptcy Administrator with all additional financial and/or accounting information that might be requested thereby.

e.- To ensure that, at all times, its obligations under this Reorganization Agreement have at least the same prevalence and payment priority under the law as its remaining payment obligations, current or future, to other creditors of the same class, in accordance with the law. The above is without prejudice to the preferences set forth in this Reorganization Agreement.

f.- To complete, sign, execute and enter into any instruments and agreements to afford complete fulfillment of the Reorganization Agreement, as required of it by the Bankruptcy Administrator.

2.- Obligations to Not Do.

a.- Grant loans or credits or any type of financing to third parties, excluding subsidiaries, except in the case of financing within the Issuer’s ordinary course of business, which must at all times and under all circumstances be carried out under market conditions.

b.- Enter into transactions with Related Parties, without fulfillment of the provisions of Title XVI of the Chilean Corporations Act [Ley de Sociedades Anónimas]. For all due purposes, “transactions with related parties” shall be understood as those defined as such in Article One Hundred Forty-Six of the Corporations Act, or that which may modify or replace it in the future.

c.- As of the date of the Deliberative Meeting approving the Proposal, to establish itself as endorser, guarantor, joint and several co-debtor or to commit its equity to fulfill third-party obligations, unless said third parties are subsidiaries of the Issuer.

XIV.	APPROVAL AND VALIDITY OF THE AGREEMENT.

1.- Pursuant to Art. 89 of Law 20,720, this Agreement shall be understood as approved and shall enter into force provided that:

a.- Upon expiration of the period for disputing it, without its having been disputed, the competent court so declares it at its own behest or at the petition of any interested party of the Auditor.

b.- If it has been disputed and the disputes are dismissed, provided that the resolution dismissing the dispute or disputes is enforceable and the Agreement is declared approved.

c.- If it had been disputed and the disputes were filed by creditors of a specified class or category, representing less than 30% of the liabilities with right to vote in their respective class or category and the court so states.

2.- The Reorganization Agreement shall be valid until the last of the following dates: (i) (a) the expiration date of the conversion period of the Convertible A-1 Bonds, Convertible A-2 Bonds and Convertible D Bond or (b) the date when all Convertible A-1 Bonds, Convertible A-2 Bonds and Convertible D Bonds have been converted, whichever occurs first, in the event that this latter event occurs before expiration of the aforementioned conversion period, and (ii) the date of occurrence of the exchange of the International Bonds for the New International Bonds.

XV.	CREDITORS COMMISSION.

1.- To oversee fulfillment of the stipulations of the Judicial Reorganization Agreement and the actions of the Company’s Administrative Entities, a Creditors Commission is appointed (non-remunerated, except as noted further below), consisting of five acting members and their respective alternates (one for each acting member of the Creditors Commission), who shall exercise their duties so long as this Agreement remains in force. The Creditors Commission shall consist of two representatives of the International Bondholders, two representatives of the domestic bondholders and a fifth member, not a creditor nor a creditor representative, and its respective alternate, who shall be elected by the remaining members of the Creditors Commission at its first session, at which remuneration may also be set. Each creditor mentioned above shall be entitled to remove their representative from the Creditors Commission and appoint a replacement. The four acting members and alternates of the Creditors Commission who shall be creditor representatives shall be elected at the Creditors Meeting, respectively, by the International Bondholders (two acting members and two alternates) and domestic bondholders (two acting members and two alternate members).

2.- Members of the Creditors Commission shall be required to maintain absolute secrecy over all information that is confidential by nature of its content and must refrain from disclosing it to any person or entity. To this end, they must sign a Confidentiality Agreement containing the obligation set forth above.

3.- The Commission shall set its form [of] functioning and determine the frequency of its meetings. There shall be acting and alternate members. Nevertheless, the management of the Debtor Company or the Bankruptcy Administrator, as the case may be, may request that the Creditors Commission meet to hear and decide upon specific matters. To this end, a certified letter shall be sent to the domicile of the legal representative of the respective members of the Creditors Commission or to their email addresses (registered at the first organizational session of this Commission), at least seven banking days in advance, requesting a meeting and noting the topics to be consulted or discussed. The resulting convocations must have at least two business day’s difference between the first and second convocations. If, at the latter’s request, the Creditor’s Commission does not meet, having issued the two consecutive convocations, the corresponding authorizations shall be requested of the competent Court.

4.- As to quorums for sessions and majorities to approve resolutions, the Creditors Commission shall meet with the participation of a simple majority of its members (at least three) and resolutions shall be adopted by simple majority of its members attending the respective session (at least two), except with regard to Exchange Conditions, Rescheduling Conditions and/or Financing Condition or the matters noted in Numbers 6.g and 6.j below, for which a quorum of attendance of at least 4 (four) of its members and a majority of at least four of those in attendance shall be required to approve resolutions.

5.- The Creditors Commission shall appoint a Chair thereof, which shall have the following powers:

a.- To convene the Commission members to meet, at the request of any Commission Member, the Bankruptcy Administrator or the Debtor Company.

b.- To convene the Creditors Meeting in all cases that the Commission deems necessary or appropriate. c.- To communicate to the Debtor Company the decisions adopted by the Creditors Commission.

6.- The Creditors Commission shall have the following powers:

a.- To remove and replace the Administrator and request from it such information and actions as it deems relevant.

b.- To set the fees of the Administrator with regard to its administration activities as such. Said fees must be adapted to current market remuneration, in accordance with the complexity and responsibility of the position and the Company’s payment capacity.

c.- To hear the background information provided by the Administrator, in particular the account of its management, the frequency of which shall be determined by the Commission.

d.- To provide the authorizations set forth in this Reorganization Agreement.

e.- To replace the Chair and/or Vice Chair of the Creditors Commission.

f.- To request the Debtor Company, through the Administrator’s intermediation, for information on the regular course of business and its operations, plans and programs.

g.- Pursuant to Part Two, Art. 83 of Law 20,720, the Creditors Commission may amend all or part of the contents of the Reorganization Agreement, except with respect to the capacity of creditor, its class or category, differences between creditors of the same class or category, the amount of their loans and their preference. It is set forth that any modification to the rights of the International Bondholders under the Indenture or the New Indenture shall require the modification of said agreement, as applicable, with the prior consent of the Company and of the International Bondholders under the rules of the Indenture or the New Indenture.

h.- To authorize Enjoy, on an extraordinary basis, to not fulfill a specific obligation to do and/or to not do under this Reorganization Agreement.

i.- In representation of the creditors, to justifiably waive fulfillment of any of the conditions established to its benefit in the Agreement (subject to the respective quorum set in this Agreement), or to approve its fulfillment in a form other than that originally agreed to or to temporarily suspend its application.

j.- In the event that the Renegotiation Conditions stipulated in Chapter IV, or the Financing Conditions contained in Chapter VIII of this Reorganization Agreement are not fulfilled, the Creditors Commission shall analyze and identify a mechanism that permits implementing renegotiation of the International Bonds in accordance with the terms stipulated in the aforementioned Chapter IV or, as the case may be, shall approve the appropriate formula for obtaining temporary financing, with the ability to agree with the Debtor Company on the terms and other conditions of this financing. These matters must be approved by at last four members of the

Commission, who shall also set the terms for fulfilling execution of the instruments and agreements necessary for implementing and developing the aforementioned Creditor actions.

k.- To approve the Plan for the Use of Funds from the New Financing in general, with the Debtor Company to retain the allocation and specific responsibility for its implementation, the fulfillment of which will be supervised by the Administrator.

l.- Such other powers as this Agreement grants thereto.

XVI.	BANKRUPTCY ADMINISTRATOR.

1.- Without prejudice to the formation of a Creditors Commission, and as set forth in Article 69 of Law 20,720, it is proposed that the Deliberative Creditors Meeting appoint an Administrator (hereinafter the ‘Bankruptcy Administrator” or ‘Administrator”), who shall exercise their duties so long as this Agreement remains in force, and shall have the powers set forth in the aforementioned article and those stipulated below.

2.- This appointment must fall to a current auditor from the List of Auditors registered with the Chilean Insolvency and Recovery Superintendency (Superintendencia de Insolvencia y Reemprendimiento).

3.- Without prejudice to the powers corresponding thereto under Article 294 of the Chilean Civil Procedures Code [Código de Procedimiento Civil], it is proposed that the appointed Bankruptcy Administrator have the following powers:

a.- Have access to the offices and facilities of the Debtor Company to request all the latter’s accounting, financial and commercial information, in order to verify or monitor due fulfillment of the obligations assumed in this Reorganization Agreement.

b.- Inform the Creditors Commission of any background information or transaction executed by the Debtor Company that might affect normal servicing of the debt assigned to this Agreement.

c.- Regularly (at least monthly) inform the Creditors Commission of the revenue and expenses of the Debtor Company, and in particular its operational efficiency and expenses and its payment of suppliers.

d.- Draw up minutes of the Commission’s meetings.

e.- Approve all payments made for debt service.

f.- Undertake confirmation as to the balance of the loans assigned to this Reorganization Agreement and determine the priority of the payments.

g.- Authorize the Debtor Company to grant personal or real guarantees to secure own and/or third-party obligations, in cases other than those already permitted under this Agreement, when linked to the Company’s operations.

h.- Fulfill and execute all powers and obligations set forth in this Reorganization Agreement and those assigned thereto by the Creditors Commission.

i.- Regularly (at least monthly) inform the Creditors Commission as to the use of the funds originating from the Bridge Loan.

j.- Such other powers as are granted thereto in this Reorganization Agreement.

XVII.	NON-COMPLIANCE.

1.- Pursuant to Articles 98 and thereafter of Law 20,720, any creditor to which this Agreement is applied may request a declaration of non-compliance, in the event of failure to comply with the stipulations of this Agreement, and/or in the event that the poor condition of the Debtor Company’s businesses has been aggravated in such a way as to cause said creditors fear of loss.

2.- It shall be an express cause for violation of the Reorganization Agreement, if the Financing Commitments do not exceed $25,000,000,000 (twenty-five billion pesos). Should said violation occur, Enjoy must immediately request its own voluntary liquidation.

3.- The following events shall be express causes for violation of the Reorganization Agreement: (i) that the extraordinary shareholders meeting for capital increase is not held [as] indicated in Chapter X above within 60 days after the date of the Deliberative Meeting; (ii) that at the aforementioned extraordinary shareholders meeting not all proposed matters are approved; (iii) that Enjoy does not sign each bond issuance agreement within 90 days after the date of the Deliberative Meeting; (iv) that Enjoy does not request that the CMF record the respective bonds on the Securities Registry within 120 days after the date of the Deliberative Meeting; (v) that Enjoy does not obtain from the CMF the recording of the respective bonds in the Securities Registry within one year after the date of the Deliberative Meeting; (vi) that Enjoy does not initiate the Preferential Offer Period within 30 business days after the deadline for effecting the recording in the CMF Securities Registry of the issuances of convertible bonds and shares; and (vii) that Enjoy does not undertake prepayments of the respective bonds on the dates set in this Agreement. Should any of the above events transpire, Enjoy must immediately request its own voluntary liquidation.

4.- Moreover, the Creditors may also individually exercise any actions conferred thereon by the law to obtain complete repayment of their loans, all within the framework of this Reorganization Agreement, except in the case of the shares of the International Bondholders under the Indenture, which shall be freely exercised without being subject to this Agreement as explained in Chapters IV and XVIII.

XVIII.	GUARANTEES.

Enjoy’s obligations under the Indenture and the International Bonds are ratified, and therefore all real and personal guarantees established in these documents are maintained, ratified and reserved, in all their parts, to guarantee payment of the Indenture obligations, including but not limited to during the Extension of the International Bonds. Further, said real and personal Guarantees shall guarantee all Enjoy’s obligations under the New Instruments, and the documents that may be required under Chilean and Uruguayan law for the due reserve, ratification and maintenance of the same must be granted, or for the creation of new guarantees in accordance with terms substantially identical to the current ones.

By means of this instrument, or rather, through a Public Instrument of Declaration (hereinafter the “Declaration Instrument”), forwarded to the 8th Civil Court of Santiago, in Case C-6,689-2020, before holding the Deliberative Meeting, Enjoy Gestión Limitada., Inversiones Enjoy SpA, Inversiones Inmobiliarias Enjoy SpA., Enjoy Consultora S.A., Inversiones Andes Entretención Limitada., Inmobiliaria Proyecto Integral Coquimbo SpA, Operaciones Integrales Coquimbo Limitada, Inmobiliaria Kuden SpA, Campos del Norte S.A., Enjoy Caribe SpA, Inmobiliaria Proyecto Integral Castro SpA, Slots S.A., Masterline S.A., Kuden S.A., Operaciones Turísticas S.A., Operaciones Integrales Isla Grande S.A., Rantrur S.A., Casino de Iquique S.A., Casino de la Bahía S.A., Casino del Mar S.A., Casino del Lago S.A., Casino de Puerto Varas S.A., Yojne S.A. and Baluma S.A. (hereinafter jointly the “Guarantors”), represented by the legal representatives Messrs. Esteban Rigo-Righi Baillie, RUT No. 13.454.480-5 and Rodrigo Larraín Kaplan, RUT No. 10.973.139-0, appear and expressly represent that they are acceding to Enjoy’s obligations under the Indenture, this Agreement and the New Instruments, and expressly represent that the pledges, mortgages, trusts and joint and several co-debts established thereby as set forth in the terms noted in the Indenture, as applicable, shall also be extended to the obligations of the Debtor Company under the Indenture, this Agreement and the New Instruments, as set forth in this Agreement.

Additionally, by means of this instrument or through the Declaration Instrument, Inmobiliaria Proyecto Integral Coquimbo SpA and Inmobiliaria Kuden SpA, represented by their legal representatives Messrs. Esteban Rigo-Righi Baillie and Rodrigo Larraín, appear and represent that they will expressly accede to Enjoy’s new obligations under the Indenture, this Agreement and the New Instruments herein agreed to. Further, pursuant to Article 1,642 of the Chilean Civil Code [Código Civil], Inmobiliaria Proyecto Integral Coquimbo SpA, Inmobiliaria Kuden SpA and the Debtor Company, all of them represented by the legal representatives Messrs. Esteban Rigo- Righi Baillie and Rodrigo Larraín Kaplan, and the International Bondholders expressly agree to the reserve of the mortgages established by Inmobiliaria Coquimbo SpA and Inmobiliaria Kuden SpA, to the benefit of the International Bondholders.

To remove all doubt, real and personal guarantees covering Enjoy’s obligations under the Indenture and the International Bonds, reserved and ratified by means of this instrument or through the Declaration Instrument, are extended and accede to the total payment of Enjoy’s debt to the International Bondholders, under either this

Agreement, the current International Bonds, the Indenture and its Security Documents, or the New Indenture and New International Bonds in the event that the exchange provided for in Chapter IV is carried out, extending in all cases to the successive extensions, renegotiations or substitutions of said loans, as expressly accepted by the appearing guarantors.

The Guarantors, represented in the form set forth above, undertake to sign all instruments, agreements and documents that may be necessary or appropriate for the implementation of this Reorganization Agreement, including on or before the exchange of the International Bonds by the new Instruments and as a condition for said exchange, the granting of public instruments of reserve and ratification of the Guarantees, and the granting of the corresponding corporate authorizations, to the satisfaction of the International Bonds Trustee.

In the event that the International Bonds Trustee believes that, for any of the Guarantees, it is more beneficial for the International Bondholders to be granted new guarantee agreements applying to those same assets, moveable or real, in place of the ratification and reserve of existing ones, the Guarantors shall sign all instruments, agreements and documents that may be necessary or appropriate for the implementation of those new guarantees, under terms substantially identical to those of the current Guarantees, and the exchange condition shall be understood as fulfilled upon granting the new guarantees to the satisfaction of the International Bonds Trustee.

XIX.	FORMAL RECORDING REQUIREMENTS AND OTHER STIPULATIONS.

1. As set forth in Article 90 of Law 20,720, a copy of the minutes of the Creditors Meeting declaring a vote in favor of the Agreement and its complete text, and a copy of the court resolution approving it and its execution certificate, may be authorized by a certifying officer or be notarized by a notary public. Without prejudice to the above, the Debtor Company shall be required to sign the new instruments documenting the terms of this Agreement.

2.- This Reorganization Agreement, duly approved, shall have the effect of immediately terminating all pending judgments or of preventing the filing of legal actions of various kinds, whether civil, commercial or other, including but not limited to judgments of notification of collection of invoices, judgments of notification of protest of check, complaints for fraudulent passing of checks and/or enforcement judgments of any kind, which have been filed against the Debtor Company or its joint and several co-debtors, endorsers or guarantors, by the creditors to whom this Reorganization Agreement applies pursuant to Article 66 of Law 20,720.

3.- To this end, an authorized copy of the resolution approved by the Reorganization Agreement shall serve as timely and sufficient official notice to request the corresponding Court to call for termination of the judgment and the lifting of attachments, precautionary measures and any encumbrances of various kinds. All the above is without prejudice to the direct instruction sent electronically for this purpose by the Court convened to hear this Proposal, requesting termination of the procedures and the respective lifting.

The Agreement now starting to apply shall have the same effect as indicated in the preceding paragraphs notwithstanding any disputes by creditors representing fewer than 30% of the liabilities with right to vote in their respective class or category, as provided for in Part Four, Article 89 of Law 20,720. For purposes of determining the percentage stipulated above, a certification must be executed by the Secretary of this Court.

4.- The creditors of the Debtor Company that have published their delinquent receivables in the respective registries maintained by various institutions, whether public or private, such as DICOM EQUIFAX, the Boletín Comercial published by the Chile Chamber of Commerce, the delinquency registry of the Financial Market Commission, and in general any existing registry of delinquencies in our country, hereby authorize the Debtor Company to request the elimination of all records of delinquencies and in general any publication related to this purpose, with regard to receivables prior to the Reorganization Resolution and those subsequent thereto concerning previously assumed loans.

Further, the creditors hereby undertake to not request new publications with respect to the loans forming part of this Reorganization Agreement, so long as the Debtor Company is current with fulfillment of its obligations under this Agreement.

The background information specified in the first number of this Chapter shall serve as timely and sufficient official notice for purposes of requesting elimination of the publications referenced previously.

5. The creditors and the Debtor Company set forth that after fulfillment of the Financing Condition, the restriction set forth in Article 67 of Law No. 20,720 shall not apply, without prejudice to the contractual restriction on effecting capital reductions under the New Indenture.

XX.	REPRESENTATIONS AND ASSURANCES ON THE DATE OF THIS JUDICIAL REORGANIZATION AGREEMENT.

The Debtor Company, duly represented in the form stipulated in the body of this instrument, on this date, represents and assures the following to each Creditor of this Judicial Reorganization Agreement:

1.- That it is a corporation duly organized and current under the laws of Chile and that both the entering into of this Judicial Reorganization Agreement, and the fulfillment and execution of all the obligations contained therein fall within the legal and corporate powers that have been approved by its competent administrative entities; and that the parties appearing in this Judicial Reorganization Agreement on its behalf have sufficient power and authority as to enter into this Reorganization Agreement and to fulfill the obligations assumed therein.

2.- That entering into this Judicial Reorganization Agreement does not require the approval or authorization of any additional government or judicial authority whatsoever, nor of third parties, except those already obtained and that remain current, and that it has no information or knowledge that entering into and fulfilling this Judicial Reorganization Agreement violates or contravenes current laws, regulations or resolutions, nor its respective bylaws. The above is without prejudice to any approvals and/or authorizations and/or procedures that may be required by reason of implementation of this Agreement, pursuant to /i/ the bylaws of Enjoy; /ii/ Law 18,046 on Corporations and its Regulation; /iii/ Law 18,045 on the Securities Market and related regulations decreed by the Financial  Market Commission; /iv/ DL [Decree-Law] 211 setting the regulations for the protection of Free Trade; /v/ Law No. 19,995 establishing the general bases for the authorization, functioning and monitoring of gambling casinos; /vi/ regulations issued by the Chilean Superintendency of Gambling Casinos; and /vii/ the applicable regulations and laws in Uruguay and Argentina.

3.- That this instrument constitutes legal, valid, necessary, enforceable, mandatory and sufficient documentation for its collection, and in any collection action involving the obligations under this Judicial Reorganization Agreement, it will recognize this instrument as sufficient for their collection.

4.- No waiver of any provision of this Judicial Reorganization Agreement, nor the consent for the Debtor Company to act differently therefrom, shall have any effect whatsoever unless granted in writing and signed by the Creditors Commission in this Judicial Reorganization Agreement, and in said case that waiver or consent shall have effect only in the specific case and for the specific purpose for which it has been granted. In all cases, any changes to this Judicial Reorganization Agreement must adhere to and comply, in all applicable aspects, with the stipulations contained in this instrument.

5.- The provisions of this Judicial Reorganization Agreement shall be mandatory for and extended to the benefit of the Parties and their respective legal successors and assigns.

6.- The names signed by the Parties for the various stipulations of this Reorganization Agreement have been established solely for reference and ease of reading, without affecting the meaning or scope of the entire clause which might differ from said name.

XXI.	DOMICILE AND COMPETENT JURISDICTION.

The special domicile of the Agreement shall be the city of Santiago, and therefore the decision as to any difficulty that might arise in any of the classes or categories of this Agreement shall be submitted to the competency of its ordinary courts, without excluding the possibility that the International Bondholders might resort for fulfillment of the Indenture to the corresponding jurisdictions under this agreement.

ANEXO N° 1

del

ACUERDO DE REORGANIZACIÓN JUDICIAL

Nuevos Bonos Garantizados - Términos y Condiciones (“Term Sheet”)

1.        Bonos Garantizados Existentes. Se hace referencia a la Escritura de Emisión de Emisión de fecha 16 de mayo de 2017, complementada por la Escritura de Emisión de Emisión suplementaria N° 1 de fecha 30 de mayo de 2017 (ambas, la “Escritura de Emisión de Emisión Existente”), ambas celebradas entre Enjoy S.A., una sociedad anónima abierta organizada y existente bajo las leyes de Chile (la “Compañía” o el “Emisor” o el “Deudor”), las Filiales Garantes parte de este documento, Citibank N.A. como Fideicomisario,[1] y Lord Securities Corporation como Agente de Garantía, en relación con los bonos garantizados tasa 10.50% emitidos por la Compañía pagaderas en 2022 (las “Bonos Garantizados Existentes”).[2] Los términos en mayúsculas en este Anexo A tendrán el mismo significado que en la Escritura de Emisión Existente o el Acuerdo de Reorganización Judicial (según se los define a delante), según dicho Acuerdo de Reorganización Judicial se propone a la fecha del presente y modificación al mismo circulado a los Tenedores y beneficiarios finales de derechos sobre los Bonos Garantizados Existentes (“Beneficiarios Finales”). [3]

2.        Acuerdo de Reorganización Judicial. La Compañía ha solicitado el Acuerdo de Reorganización Judicial de Enjoy S.A. (el “Acuerdo de Reorganización Judicial ”) en un procedimiento de reorganización (el “Procedimiento de Reorganización”) regulado por el Capítulo III de la Ley N° 20.720 de Reorganización y Liquidación de Empresas y Personas en el 8° Juzgado Civil de Santiago en Santiago de Chile (el “Tribunal Chileno”) (cuyo procedimiento comenzó el 5 de mayo de 2020).

3.        Nuevos Bonos Garantizados.

(a)          De acuerdo con el Acuerdo de Reorganización Judicial, los nuevos “Bonos Garantizados Senior pagaderos a 2027” (los “Nuevos Bonos Garantizados”) serán emitidos en reemplazo de las Bonos Garantizados Existentes. Cuando sean emitidos, se considerará como la fecha de emisión de los Nuevos Bonos Garantizados (la “Fecha de Emisión de los Nuevos Bonos Garantizados ”) la fecha de la Junta Deliberativa de Acreedores.
ANNEX N° 1

to THE PLAN

New Senior Secured Notes Term Sheet (“Term Sheet”)

1. Existing Senior Secured Notes. Reference is made to the Indenture dated as of May 16, 2017, as supplemented by the Supplemental Indenture No. 1 dated as of May 30, 2017 (together, the “Existing Indenture”), each among Enjoy S.A., a publicly traded stock corporation (sociedad anónima abierta) organized and existing under the laws of Chile (the “Company” or the “Issuer” or the “Debtor”), the Subsidiary Guarantors party thereto, Citibank N.A. as Trustee, and Lord Securities Corporation as Collateral Agent, relating to the Company’s 10.50% Senior Secured Notes due 2022 (the “Existing Senior Secured Notes”). [2] Capitalized terms used in this Annex N° 1 shall have the meanings assigned thereto in the Existing Indenture or the Plan (as hereinafter defined), as such Plan is proposed as of the date this Term Sheet and an amended Plan is distributed to Holders and owners of beneficial interests (the “Beneficial Owners”) in the Existing Senior Secured Notes. [3]

2.       The Plan. The Company has filed the Enjoy S.A. Judicial Reorganization Agreement (the “Plan”) in a reorganization proceeding (the “Reorganization Proceeding”) governed by Chapter III of Law N°20,720 on Reorganization and Liquidation of Companies and Individuals in the 8° Civil Court of Santiago in Santiago, Chile (the “Chilean Court”) (which proceeding was commenced on May 5, 2020).

3.        New Senior Secured Notes.

(a) Pursuant to the Plan, and subject to conditions set forth in Paragraph 11 below (the “Senior Secured Notes Exchange Conditions”), new “Senior Secured Notes due 2027” (the “New Senior Secured Notes”) shall be issued in exchange for the Existing Senior Secured Notes. When and if issued, the issuance date of the New Senior Secured Notes shall be deemed to be (the “New Senior Secured Notes Issuance Date”) the date of the Deliberative
Creditors’ Meeting.

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(b)          Las Nuevos Bonos Garantizados consistirán en dos tramos identificados como Tramo A y Tramo B. El Tramo A y el Tramo B de las Nuevos Bonos Garantizados serán idénticos en todos los aspectos, excepto (i) con respecto a la prioridad dada a los canjes obligatorios del Tramo A de las Nuevos Bonos Garantizados según se establece a continuación, y (ii) tras cualquier liquidación de la Compañía, el Tramo A de las Nuevos Bonos Garantizados se pagará en su totalidad (en cuanto al capital y los intereses acumulados y no pagados) antes de cualquier pago del Tramo B de los Nuevos Bonos Garantizados.

(c) El Tramo A de las Nuevos Bonos Garantizados será emitido en reemplazo de las Bonos Garantizados Existentes mantenidas por los Beneficiarios Finales que elijan suscribirse para comprar las Notas del Crédito Puente, que estarán disponibles para su suscripción a todos los Beneficiarios Finales de Bonos Garantizados Existentes. El Tramo B de las Nuevos Bonos Garantizados será emitido en reemplazo de las Bonos Garantizados Existentes mantenidas por todos los demás Beneficiarios Finales.

4.
Nuevos Bonos Garantizados la Nueva Escritura de Emisión. Las Nuevos Bonos Garantizados serán emitidos por la Compañía en virtud de, y estarán regulados por, una escritura (la “Nueva Escritura de Emisión”). Las Nuevos Bonos Garantizados el Nueva Escritura de Emisión de Emisión serán idénticos a los Bonos Garantizados Existentes y la Escritura de Emisión  de Emisión Existente, excepto por (i) las modificaciones o variaciones descritas en este Term Sheet, y (ii) las modificaciones y variaciones inmateriales que sean solicitadas razonablemente por el fideicomisario de los Nuevos Bonos Garantizados (el “Nuevo Fideicomisario”) y una mayoría en la principal cantidad de intereses financieros en las Bonos Garantizados Existentes (la “Beneficiarios Finales Mayoritarios”). El Nuevo Fideicomisario inicial será UMB BANK, N.A.

5.
Gravámenes y Documentos de Garantía. Los documentos de garantía existentes serán enmendados y modificados para proporcionar que los Nuevos Bonos Garantizados estén caucionados por Gravámenes de primera prioridad de conformidad con los Documentos de Garantía Existentes (en su forma enmendada y modificada, los “Nuevos Documentos de Garantía ”) en la misma medida y de la misma manera que las Bonos Garantizados Existentes están actualmente asegurados, incluso según lo dispuesto actualmente

(b)  The New Senior Secured Notes shall consist of two tranches, identified as “Tranche A” and “Tranche B”. The Tranche A and Tranche B New Senior Secured Notes shall be identical in all respects, except (i) as provided below regarding the priority given to mandatory redemptions of the Tranche A New Senior Secured Notes, and (ii) upon any liquidation of the Company, the Tranche A New Senior Secured Notes shall be paid in full (as to principal and accrued and unpaid interest) prior to any payment on the Tranche B New Senior Secured Notes.

(c)          Tranche A New Senior Secured Notes shall be issued in exchange for Existing Senior Secured Notes held by Beneficial Owners who elect to subscribe to purchase the Bridge Loan Notes, which shall be made available for subscription to all of the Beneficial Owners of the Existing Senior Secured Notes. Tranche B New Senior Secured Notes shall be issued in exchange for Existing Senior Secured Notes held by all other Beneficial Owners.

4.           New Senior Secured Notes and New Indenture. The New Senior Secured Notes shall be issued by the Company pursuant to, and governed by, an indenture (the “New Indenture”). The New Senior Secured Notes and the New Indenture shall be identical to the Existing Senior Secured Notes and the Existing Indenture, except for (i) the modifications or variations described in this Term Sheet, and (ii) immaterial modifications or variations that shall be reasonably requested by the trustee for the New Senior Secured Notes Trustee (the “New Trustee”) and a majority in principal amount of the beneficial interests in the Existing Senior Secured Notes (the “Majority Beneficial Owners”). The initial New Trustee shall be UMB BANK, N.A.

5.
Liens and Security Documents. The Existing Security Documents shall be amended and modified (or at the election of the New Trustee, new Security Documents identical to the Existing Security Documents shall be executed and recorded) to provide that the New Senior Secured Notes shall be secured by first-priority Liens pursuant to the Existing Security Documents (as so amended and modified, the “New Security Documents”) to the same extent and in the same manner as the Existing Senior

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en el Artículo Once de la Escritura de Emisión de Emisión Existente, para cumplir con las disposiciones de este Term Sheet, y con el mismo Agente de Garantía inicial, y los nuevos títulos ejecutivos en Chile y Uruguay para facilitar la ejecución de los Gravámenes se proporcionarán a satisfacción del Fideicomisario Existente, el Nuevo Fideicomisario, el Agente de Garantía y los Beneficiarios Finales Mayoritarios.

6.
Filiales Garantes. Las Filiales Garantes bajo el Nueva Escritura de Emisión serán los mismos que aquellos bajo la Escritura de Emisión Existente, y con las obligaciones del Garante según se establece actualmente en el Artículo Doce de la Escritura de Emisión Existente. Las Filiales Garantes acordarán que sus obligaciones bajo la Escritura de Emisión Existente y los Documentos de Garantía Existentes se extenderán a las Nuevos Bonos Garantizados para todos los propósitos legales, y según se acuerda en este documento, en particular para los propósitos del artículo 1649 del Código Civil de Chile. En consecuencia, todas las Hipotecas, Contratos de Prenda y otras garantías de las Filiales Garantes son y serán ratificadas y extendidas en consecuencia, y garantizarán todas las obligaciones bajo los Nuevos Bonos Garantizados, la Nueva Escritura de Emisión y los Nuevos Documentos de Garantía .

7.	Vencimiento de los Nuevos Bonos Garantizados y Liquidaciones.

(a)      Vencimiento Pactado. El Vencimiento Pactado para los Nuevos Bonos Garantizados será el séptimo aniversario de la fecha de la Junta Deliberativa de Acreedores.

(b)      Rescate Opcional. La Nueva Escritura de Emisión, incluyendo el Artículo Cinco (Rescate Opcional de los Bonos), se verá modificada (a partir de la Escritura de Emisión Existente) de la siguiente manera (con un lenguaje conforme en la Nueva Escritura de Emisión según sea necesario para reflejar lo siguiente):

(i)          Cualquier rescate opcional (o prepago del capital) de las Nuevos Bonos Garantizados se realizará únicamente en relación con todos los Nuevos Bonos Garantizados que se encuentren vigentes (una “Rescate Opcional”); y no se permitirá ninguna Rescate Opcional por menos que todos los Nuevos Bonos Garantizados. Una “Rescate Opcional ” no incluye ninguna Venta/Rescate Especial de Activos , siempre que la Compañía haya cumplido con los términos y condiciones de la Venta/Rescate Especial de Activos.
Secured Notes are currently secured, including as provided currently in Article Eleven of the Existing Indenture, to conform to the provisions of this Term Sheet, and with the same initial Collateral Agent, and new executive titles (títulos ejecutivos) in Chile and Uruguay to facilitate the execution of the Liens shall be provided to the satisfaction of the Existing Trustee, the New Trustee, the Collateral Agent and the Majority Beneficial Owners.

6.
Subsidiary Guarantors. The Subsidiary Guarantors under the New Indenture shall be the same as under the Existing Indenture, and with Guarantor obligations as provided currently in Article Twelve of the Existing Indenture. The Subsidiary Guarantors shall agree that their obligations under the Existing Indenture and the Existing Security Documents shall be extended to the New Senior Secured Notes for all legal purposes as agreed herein, in particular for purposes of article 1649 of the Chilean Civil Code. Consequently, all Mortgages, Collateral Pledge Agreements and other guarantees granted by the Subsidiary Guarantors are and shall be ratified and extended accordingly, and will secure all obligations under the New Senior Secured Notes, the New Indenture and the New Security Documents.

7.	New Senior Secured Notes Stated Maturity and Redemptions.

(a)          Stated Maturity. The Stated Maturity for the New Senior Secured Notes shall be the seventh anniversary of the date of the Deliberative Creditors Meeting.

(b)          Optional Redemption. The New Indenture, including Article Five (Optional Redemption of Notes), shall be modified (from the Existing Indenture) as follows (with conforming language in the New Indenture as necessary to reflect the following):

(i)            Any optional redemption (or prepayment of principal) of the New Senior Secured Notes shall be solely as to all of the New Senior Secured Notes then outstanding (an “Optional Redemption”); and any Optional Redemption of less than all of the New Senior Secured Notes shall not be permitted. “Optional Redemption” does not include any Special Asset Sale/Redemption provided that there has been compliance by the Company with the

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(ii)          No se permitirá Rescate Opcional de los Nuevos Bonos Garantizados durante los Años 1 y 2 (como se menciona a continuación) después de la Fecha de Emisión de los Nuevos Bonos Garantizados.

(ii)         El Rescate Opcional de los Nuevos Bonos Garantizados se permitirá después de los Años 1 y 2, y los precios de rescate de los Nuevos Bonos Garantizados serán los establecidos en el Párrafo 5 (Rescate Opcional) del “Formulario del Reverso del Bono” del “Formato de Bono” adjunto como Anexo A de la Nueva Escritura de Emisión, que será modificada en los términos del “Apéndice A” que se adjunta a este Anexo N° 1.

(c)      Venta/Rescate Especial de Activos

(i)          (A)          La Compañía y sus Filiales Restringidas y Filiales Garantes podrán efectuar una venta de los Activos Baluma, los Activos Coquimbo y los Activos Pucón (los “Activos Especiales”) (una “Venta Especial de Activos ”) siempre que:

(1)          la venta de cualquiera de los Activos Especiales se realice (x) en condiciones equitativas y con todas las aprobaciones corporativas necesarias, e (y) por un precio igual o mayor que el Valor Justo de Mercado de dicho Activo Especial;

(2)          la Compañía proporcionará al Nuevo Fideicomisario (las siguientes, conjuntamente, “Opiniones de Venta Especial de Activos”): (x) una opinión, de una reconocido banco de inversiones chileno independiente o tasadora, de que la transacción cumple con las condiciones de la sub-cláusula (1) anterior; e (y) cualquier certificado u opinión requerido bajo la Sección 314(d)(1) de la Ley de Escrituras de Emisión de 1939, y sus modificaciones, o de otra forma requerida bajo la Nueva Escritura de Emisión (incluida la Sección 11.6 (Liberación de Garantía) o los Nuevos Documentos de Garantía en relación con la liberación de cualquier Garantía Real; y

(3)          la Compañía efectúe (dentro de los 30 Días Hábiles posteriores a la venta) las liquidaciones de las Nuevos Bonos Garantizados como se describe a continuación.

(B)          Ninguna otra “disposición” de los Activos Especiales será permitida, a no ser que:
terms and conditions of the Special Asset Sale/Redemption.

(ii)      No Optional Redemption of the New Senior Secured Notes shall be allowed during Years 1 and 2 (as referenced below) following the New Senior Secured Notes Issuance Date.

(iii)     The Optional Redemption of the New Senior Secured Notes shall be allowed after Years 1 and 2, and the redemption prices for the New Senior Secured Notes shall be as set forth in Paragraph 5 (Optional Redemption) of the “Form of Reverse of Note” of the “Form of Note” attached as Exhibit A to the New Indenture, modified as shown Schedule A hereto.

(c)      Special Asset Sale/Redemption.

(i)    (A)     The Company and its Restricted Subsidiaries and Subsidiary Guarantors shall be allowed to effect a sale of the Baluma Assets, the Coquimbo Assets and the Pucón Assets (the “Special Assets”) (a “Special Asset Sale”) provided that:

(1)       the sale of any of the Special Assets is (x) effected on an arms’ length basis and with all necessary corporate approvals, and (y) for a price equal to or greater than the Fair Market Value of such Special Asset;

(2)       the Company shall provide to the New Trustee (the following together, the “Special Asset Sale Opinions”): (x) an opinion of a recognized Chilean independent investment banking or valuation firm that the transaction satisfies the conditions of the foregoing subclause (1); and (y) any certificate or opinion required under Section 314(d)(1) of the Trust Indenture Act of 1939, as amended, or otherwise required under the New Indenture (including Indenture Section 11.6 (Release of Collateral)) or the New Security Documents in connection with the release of any Collateral; and

(3)       the Company effects (within 30 Business Days following the sale) redemptions of the New Senior Secured Notes as described below.

(B) No other “disposition” of the Special Assets shall be permitted except as follows:

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(1)          No obstante las restricciones mencionadas anteriormente sobre cualquier disposición de Activos Especiales, una Venta Especial de Activos puede incluir una Transacción de Venta y Arrendamiento que cumpla de otra manera con las disposiciones y condiciones de una Venta Especial de Activos y una Venta/Rescate Especial de Activos (como se define aquí) adelante en este Párrafo 7 (c).

(2)          Una transferencia de los Activos Especiales a cualquier Filial que sea propiedad total (directa o indirecta) de la Compañía, que sea tanto una Filial Restringida como una Filial Garante que sea 100% propiedad de la Compañía como parte de una reestructuración corporativa no será considerada una Venta Especial de Activos (una “Reestructuración Corporativa Aprobada”) siempre que: (x) el cesionario acepte que tanto éste como los Activos Especiales continuarán sujetos a las condiciones y disposiciones de la Venta Especial de Activos y de la Venta/Rescate Especial de Activos y todas las demás condiciones y disposiciones de la Nueva Escritura de Emisión de Emisión, incluso con respecto a la creación de Gravámenes sobre los Activos Especiales y en el caso de cualquier disposición futura (o intento de disposición) de los Activos Especiales; e (y) todos los Nuevos Documentos de Garantía que cubran los Activos Especiales se enmendarán y modificarán según lo requiera el Nuevo Fideicomisario y el Agente de Garantía para preservar los gravámenes de primera prioridad de las Nuevos Bonos Garantizados en cuanto a los Activos Especiales y hacer que los Nuevos Documentos de Garantía continúen en plena vigencia y efecto sin efecto adverso sobre dichos Gravámenes de primera prioridad de las Nuevos Bonos Garantizados.

(i)          (A)          “Monto Mínimo de Rescate” significa lo siguiente en cuanto a cada Venta Especial de Activos:

Monto Mínimo de Rescate
Activos Baluma	US$ 160 millones
Activos Coquimbo	UF 1.150.000
Activos Pucón	UF 660.000

(B)    Si se produce una Venta Especial de Activos, entonces una cantidad equivalente al mayor de los Montos Mínimos de Rescate aplicables a dicha Venta Especial de Activos y al 80% de los ingresos netos en efectivo (y el equivalente en efectivo del Valor Justo de Mercado de cualquier contraprestación no efectiva) recibidos por la Compañía en dicha Venta Especial de Activos serán pagados a la Compañía en efectivo (dólares estadounidenses) (independientemente de la forma de contraprestación recibida por la Compañía en la Venta Especial de Activos) para rescatar Nuevos Bonos Garantizados en el orden de prioridad descrita abajo. Todos
(1)             Notwithstanding the restrictions referenced above on any disposition of the Special Assets, a Special Asset Sale may include a Sale and Leaseback Transaction that complies otherwise with the provisions and conditions of a Special Asset Sale and a Special Asset Sale/Redemption (as defined herein) set forth on this Paragraph 7(c).

(2)              A transfer of the Special Assets to any Subsidiary wholly-owned (directly or indirectly) by the Company which is both a Restricted Subsidiary and a Subsidiary Guarantor that is 100% owned by the Company as part of a corporate restructuring shall not be deemed to be a Special Asset Sale provided that (an “Approved Corporate Restructuring”): (x) such transferee agrees that it and the Special Assets shall continue to be bound by the Special Asset Sale and the Special Asset Sale/Redemption conditions and provisions and all other conditions and provisions of the New Indenture, including regarding the incurrence of Liens on the Special Assets and in the event of any future disposition (or attempted disposition) of the Special Assets; and (y) all New Security Documents covering the Special Assets shall be amended and modified as required by the New Trustee and the Collateral Agent to preserve the first-priority Liens of the New Senior Secured Notes as to the Special Assets and to cause the New Security Documents to continue in full force and effect without adverse effect on such first-priority Liens of the New Senior Secured Notes.

(ii) (A) “Minimum Redemption Amount” means the following as to each Special Asset Sale:

Minimum Redemption Amount Baluma
Baluma Assets	US$ 160 million
Coquimbo Assets	UF 1,150,000
Pucón Assets	UF 660,000

(B)    If there shall occur a Special Asset Sale, then an amount equal to the greater of the Minimum Redemption Amount applicable to such Special Asset Sale and 80% of the net cash proceeds (and the cash equivalent of the Fair Market Value of any non-cash consideration) received by the Company in such Special Asset Sale shall be paid by the Company in cash (U.S. dollars) (regardless of the form of consideration received by the Company in the Special Asset Sale) to redeem New Senior Secured Notes in the priority described below. All proceeds (or Fair Market Value cash equivalent) from

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los ingresos (o el equivalente en efectivo del Valor Justo de Mercado) de cualquier Venta Especial de Activos se depositarán con el Agente de Garantía para financiar (total o parcialmente) dicho rescate. El precio de rescate o rescate de los Nuevos Bonos Senior Garantizados será el monto de capital de dichos Nuevos Bonos Garantizados redimidos más todos los intereses (incluidos los Intereses Incumplidos) acumulados e impagos en la fecha de pago del rescate. Cualquier Nuevo Bono Garantizado que no se rescate permanecerá vigente. Toda Venta Especial de Activos y rescate de Nuevos Bonos Garantizados se denominan “Venta/Rescate Especial de Activos”, y la cantidad de efectivo requerida para efectuar la Venta/Rescate Especial de Activos se denomina en este documento “Monto de Venta/Rescate Especial de Activos”. Inmediatamente después de cualquier Venta/Rescate Especial de Activos , los ingresos netos de la Venta/Rescate Especial de Activos que no se utilicen para financiar dicha Venta/Rescate Especial de Activos se devolverán a la Compañía

(ii)          Sin perjuicio de las disposiciones de la Sección 3.13 de la Escritura de Emisión de Emisión (Limitación de las Ventas de Activos), la Sección 3.15 (Limitación de las Transacciones de Venta y Arrendamiento) y la Sección 3.19 (Limitación de las Transacciones con Relacionados), o cualquier otra disposición de la Nueva Escritura de Emisión de Emisión , y las acciones que la Compañía o las Filiales Restringidas puedan estar autorizadas a realizar en virtud de las Secciones 3.13, 3.15 y 3.19 de la Escritura de Emisión de Emisión o de lo contrario, ninguna Venta de Activos (incluida cualquier Transacción de Venta y Arrendamiento) u otra “disposición” con respecto a los Activos Baluma, los Activos Coquimbo y los Activos Pucón se permitirá excepto (x) como Venta Especial de Activos y con una Venta/Rescate Especial de Activos , (y) una Reestructuración Corporativa Aprobada, o (z) de otro modo con el consentimiento de los Tenedores o Beneficiarios Finales de al menos 66-2/3% del monto total del capital de las Nuevos Bonos Garantizados entonces vigentes (y cualquier tal consentimiento podrá modificar las obligaciones de reembolso de la Compañía bajo cualquier Venta/Rescate Especial de Activos ).

(ii)          Tras el cierre o consumación de cualquier Venta Especial de Activos, la Compañía dará aviso al Fideicomisario y (distribuida por la Compañía a través de DTC) a los Tenedores y Beneficiarios Finales de las Nuevos Bonos Garantizados acerca de la Venta Especial de Activos y de las obligaciones de rescate de la Compañía (un “Aviso de Venta/Rescate Especial de Activos”). El Aviso de Venta/Rescate Especial de Activos describirá con razonable detalle los términos de la any Special Asset Sale shall be deposited with the Collateral Agent to fund (in whole or in part) such redemption. The redemption price for New Senior Secured Notes shall be the principal amount of such New Senior Secured Notes redeemed plus all interest (including Defaulted Interest) thereunder accrued and unpaid at the redemption payment date. Any New Senior Secured Notes that are not redeemed shall remain outstanding. Any Special Asset Sale and the redemption of New Senior Secured Notes is referred to as a “Special Asset Sale/Redemption”, and the amount of cash required to effect the Special Asset Sale/Redemption is referred to herein as the “Special Asset Sale/Redemption Amount”. Immediately following any Special Asset Sale/Redemption, the net proceeds of the Special Asset Sale that are not used to fund such Special Asset Sale/Redemption shall be returned to the Company.

(iii)         Notwithstanding the provisions of Indenture Section 3.13 (Limitation on Asset Sales), Indenture Section 3.15 (Limitation on Sale and Leaseback Transactions) and Indenture Section 3.19 (Limitation on Transactions with Affiliates), or any other provision of the New Indenture, and actions that the Company or Restricted Subsidiaries may be permitted to take under Indenture Sections 3.13, 3.15 and 3.19 or otherwise, no Asset Sale (including any Sale and Leaseback Transaction) or other “disposition” with respect to the Baluma Assets, the Coquimbo Assets and the Pucón Assets shall be permitted except (x) as a Special Asset Sale and with a Special Asset Sale/Redemption, (y) an Approved Corporate Restructuring, or (z) otherwise with the consent of the Holders or Beneficial Owners of at least 66-2/3% in aggregate principal amount of the New Senior Secured Notes then outstanding (and any such consent may modify the redemption obligations of the Company under any Special Asset Sale/Redemption).

(iv)         Upon the closing or consummation of any Special Asset Sale, the Company shall give notice to the Trustee and notice (distributed by the Company through DTC) to the Holders and Beneficial Owners of the New Senior Secured Notes of the Special Asset Sale and the mandatory redemption obligations of the Company (a “Special Asset Sale/Redemption Notice”). The Special Asset Sale/Redemption Notice shall describe in reasonable detail the terms of the Special Asset Sale (including a reasonable summary

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Venta Especial de Activos (incluyendo un resumen razonable de las Opiniones de Venta Especial de Activos o copias de estos) y el Monto de la Venta/Rescate Especial de Activos para el rescate de Nuevos Bonos Garantizados. Los Beneficiarios Finales del Tramo A de Nuevos Bonos Garantizados podrán optar (dentro de los 10 Días Hábiles posteriores al Aviso de Venta/Rescate Especial de Activos) por el rescate de sus Nuevos Bonos Garantizados y declarando el monto de capital de los Nuevos Bonos Garantizados que deseen sean rescatados. Si las elecciones de rescate por parte de los Beneficiarios Finales del Tramo A de las Nuevos Bonos Garantizados superan el Monto de Venta/Rescate Especial de Activos, el rescate se prorrateará entre los Beneficiarios Finales del Tramo A que hayan optado por el rescate de sus Nuevos Bonos Garantizados. Si las elecciones de rescate por parte de los Beneficiarios Finales del Tramo A de las Nuevos Bonos Garantizados suman menos que el Monto de Venta/Rescate Especial de Activos, todos los fondos que no se usen para rescatar el Tramo A de los Nuevos Bonos Garantizados se utilizarán para rescatar (obligatoriamente) Nuevos Bonos Garantizados del Tramo B. Si, después de dichos rescates del Tramo B de los Nuevos Bonos Garantizados, aún quedan fondos del Monto de Venta/Rescate Especial de Activos, entonces dichos fondos se utilizarán para rescatar (obligatoriamente) Nuevos Bonos Garantizados del Tramo A (pero después de dar prioridad a las elecciones de rescate iniciales de los Beneficiarios Finales del Tramo A de las Nuevos Bonos Garantizados según se estableció precedentemente.

(iii)     No obstante las otras disposiciones de este Párrafo 7 (c), en el caso de cualquier transacción que afecte a los Activos Especiales que también sea un Cambio de Control, las disposiciones de la Sección 3.7 de la Escritura de Emisión de Emisión (Evento de Recompra de Cambio de Control) continuarán aplicándose.

8.	Fecha de Pago de Intereses y Tasa de Interés Nuevos Bonos Garantizados

(a)    Las Fechas de Pago de Intereses bajo los Nuevos Bonos Garantizados serán los días 14 de los menes de agosto, noviembre, febrero y mayo siguientes a la fecha de emisión de los Nuevos Bonos Garantizados con fecha de registro el primer día de cada uno de esos meses.

(b)      (i)           Los intereses se devengarán bajo los Nuevos Bonos Garantizados (desde y hasta después de la fecha de emisión de los Nuevos Bonos Garantizados) de of the Special Asset Sale Opinions or copies thereof) and the Special Asset Sale/Redemption Amount for redemption of New Senior Secured Notes. The Beneficial Owners of the Tranche A New Senior Secured Notes may elect (within 10 Business Days after the Special Asset Sale/Redemption Notice) to have their New Senior Secured Notes redeemed and stating the principal amount of the New Senior Secured Notes they wish to have redeemed. If redemption elections by the Beneficial Owners of the Tranche A New Senior Secured Notes exceed the Special Asset Sale/Redemption Amount, the redemption shall be prorated among the electing Beneficial Owners of the Tranche A New Senior Secured Notes. If redemption elections by the Beneficial Owners of the Tranche A New Senior Secured Notes aggregate less than the Special Asset Sale/Redemption Amount, any funds not used to redeem Tranche A New Senior Secured Notes shall be used to redeem (mandatorily) Tranche B New Senior Secured Notes. If, after such redemptions of the Tranche B New Senior Secured Notes, there are funds remaining from the Special Asset Sale/Redemption Amount, then such funds shall be used to redeem (mandatorily) additional Tranche A New Senior Secured Notes (but after giving priority to the initial redemption elections of the Beneficial Owners of the Tranche A New Senior Secured Notes as stated above).

(v)      Notwithstanding the other provisions of this Paragraph 7(c), in the event of any transaction affecting the Special Assets which is also a Change of Control, the provisions of Indenture Section 3.7 (Change of Control Repurchase Event) shall continue to apply.

8.	New Senior Secured Notes Interest Payment Dates and Interest Rates.

(a) The Interest Payment Dates under the New Senior Secured Notes shall be the 14th day of each August, November, February and May following the New Senior Secured Notes Issuance Date with Record Dates on the first day of each such month.

(b)      (i)           Interest shall accrue under the New Senior Secured Notes (from and after the New Senior Secured Notes Issuance Date) at the

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acuerdo con las siguientes tasas anuales durante cada uno de los Años (v.gr., periodos de 12 meses) que se indican a continuación con posterioridad a la fecha de emisión de los Nuevos Bonos Garantizados y hasta la fecha en que sean íntegramente pagados los Nuevos Bonos Garantizados y las obligaciones que de ellos emanan:

Año 1:	6,0%
Año 2:	7,0%
Año 3:	7,5%
Año 4:	8,0%
Año 5:	8,5%
Año 6:	9,0%
Año 7 y sigte.:	9,5%

(ii)          Los intereses que se devenguen durante cada uno de los trimestres en el Año 1 no serán pagaderos en dinero, sino que serán capitalizados y añadidos al monto de capital de los Nuevos Bonos Garantizados, y los intereses sobre dichos intereses capitalizados (monto de capital adicional) devengarán sobre los mismos desde y hasta la Fecha de Pago de Intereses de pago aplicable. Cincuenta (50%) de los intereses que se devenguen durante el primer y segundo trimestre del Año 2 no serán pagaderos en dinero, sino que serán capitalizados y añadidos al monto de capital de los Nuevos Bonos Garantizados, y los intereses sobre tales intereses capitalizados (monto de capital adicional) se devengarán sobre los mismos desde y después de la Fecha de Pago de Intereses aplicable.

(iii)     todos los intereses que se devenguen bajo los Nuevos Bonos Garantizados que no sean capitalizados serán pagaderos en dinero a la Fecha de Pago de Intereses aplicable. Los Intereses Morosos ser aplicarán en los Nuevos Bonos Garantizados (calculados desde la Fecha de Pago de Intereses aplicable) a cualquier interés pagadero en dinero y no pagado oportunamente a la Fecha de Pago de Intereses aplicable. Tan pronto a continuación de cada Fecha de Pago de Intereses, la Compañía entregará al Fideicomisario y a los Tenedores y Beneficiarios Finales de los Nuevos Bonos Garantizados un reporte indicando los montos de intereses capitalizados correspondientes a esas Fechas de Pago de Intereses y acumuladamente.

9.        Ciertas Obligaciones de la Nueva Escritura de Emisión y Eventos de Incumplimiento. La Nueva Escritura de Emisión dispondrá lo siguiente:

(a)  Sección 3.11 de la Escritura de Emisión (Limitación para Incurrir en Endeudamiento Adicional) se modifica (de la Escritura de Emisión Existente) como sigue:

(i)       Sección 3.11(a) de la Escritura de Emisión indicará: “La Compañía no permitirá, ni causará que se permita por ninguna de sus Filiales Restringidas, directa o indirectamente, Incurrir en Endeudamiento (incluyendo following annual rates during each of the Years (i.e. 12-month periods) indicated below following the New Senior Secured Notes Issuance Date and until the New Senior Secured Notes and all Obligations thereunder are paid in full:

Year 1:	6.0%
Year 2:	7.0%
Year 3:	7.5%
Year 4:	8.0%
Year 5:	8.5%
Year 6:	9.0%
Year 7 et. seq.:	9.5%

(ii)         Interest accruing during each of the four quarters in Year 1 shall not be payable in cash but shall be capitalized and added to the principal amount of the New Senior Secured Notes, and interest on such capitalized interest (additional principal amount) shall accrue thereon from and after the applicable Interest Payment Date. Fifty Percent (50%) of interest accruing during each of the first and second quarters in Year 2 shall not be payable in cash but shall be capitalized and added to the principal amount of the New Senior Secured Notes, and interest on such capitalized interest (additional principal amount) shall accrue thereon from and after the applicable Interest Payment Date.

(iii)            All interest accruing under the New Senior Secured Notes which is not capitalized shall be payable in cash on the applicable Interest Payment Dates. Defaulted Interest shall apply in the New Senior Secured Notes (calculated from the applicable Interest Payment Date) to any interest payable in cash and not timely paid on the applicable Interest Payment Date. Promptly following each such Interest Payment Date, the Company shall provide to the Trustee and Holders and Beneficial Owners of the New Senior Secured Notes a report showing the amount of the interest capitalized for such Interest Payment Dates and cumulatively.

9.       Certain New Indenture Covenants and Events of Default. The New Indenture shall provide as follows:

(a)      Indenture Section 3.11 (Limitation on Incurrence of Additional Indebtedness) shall be modified (from the Existing Indenture) as follows:

(i)           Indenture Section 3.11(a) shall state: “The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including

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Endeudamiento Adquirido).” [El resto de la Sección 3.11(a) de la Escritura de Emisión se elimina como también cualquier definición relacionada que de otra forma no sea necesaria en la Nueva Escritura de Emisión después de la modificación de la Sección 3.11(a) de la Escritura de Emisión .]

(ii)      “Endeudamiento Permitido” bajo la Sección 3.11(b) de la Escritura de Emisión de Emisión (la que no incluye Endeudamiento de Baluma de conformidad con Sección 3.11(c) de la Escritura de Emisión ) incluirá (todo lo que aquí se refiere como el “Nuevo Endeudamiento Permitido del Acuerdo de Reorganización Judicial”): los Pagarés del Crédito Puente y el Tramo Convertible D (ambos, el “Nuevo Endeudamiento Financiero ”); el Tramo Convertible A-1; el Tramo Convertible A-2; el Bono Tramo Renta Fija B; el Bono Renta Fija Tramo C ; el Endeudamiento Bancario Permitido; hipotecas existentes que no están afectadas por el Proceso de Reorganización; líneas de crédito bancarias para sustentar boletas de garantía bancaria otorgadas a la Compañía y sus Filiales Restringidas en conexión con procesos licitatorios para postular, o adquirir, concesiones de casinos (las “Boletas de Garantía Bancaria”). Aparte de las Boletas de Garantía Bancaria, la Deuda Bancaria Permitida y las hipotecas existentes, todo Nuevo Endeudamiento Permitido del Acuerdo de Reorganización Judicial será de carácter valista.

(iii)     (A)         las siguientes cláusulas de la Sección 3.11(b) de la Escritura de Emisión se eliminan: cláusula (iii), cláusula (xi), cláusula (xiv) (excepto en cuanto se relacione con las Obligaciones de Leasing Capitalizadas de la Compañía o cualquier Filial Garante), cláusula (xvii) y cláusula (xix). Sección 3.11(b) de la Escritura de Emisión de Emisión (xviii) se modifica para eliminar el texto actual de la sub cláusula (i) y permitir Endeudamiento bajo la sub cláusula (i) de la misma hasta CLP$ 40 billones u otras divisas equivalente solo hasta marzo de 2024 (sujeto a las restricciones del Párrafo 9(b)(ii) más abajo y no incluyen el Nuevo Endeudamiento Permitido del Acuerdo de Reorganización Judicial o Endeudamiento incurrido por Baluma según lo permite la Sección 3.11(c)(ii)), y la sub- cláusula (ii) de la Sección 3.11(b) de la Escritura de Emisión (xviii) se elimina.

(B)         Sección 3.11(b) de la Escritura de Emisión, cláusula (i), se modifica para permitir “Deuda Bancaria Permitida” de conformidad con el Acuerdo de Reorganización Judicial por un monto agregado vigente en cualquier tiempo no superior a CLP$ 12.000 millones.

(iv)     Sección 3.11(c), cláusula (ii), de la Escritura de Emisión se modifica para eliminar su texto actual y reemplazarlo por el siguiente:
Acquired Indebtedness).” [The remainder of Indenture Section 3.11(a) will be deleted, as well as any related definitions not otherwise needed in the New Indenture after the modification of Indenture Section 3.11(a).]

(ii)             “Permitted Indebtedness” under Indenture Section 3.11(b) (which does not include Indebtedness of Baluma pursuant to Indenture Section 3.11(c)) shall include (all of the following being herein referred to as the “Plan New Permitted Indebtedness”): the Bridge Loan Notes and the Convertible Tranche D (together the “New Financing Indebtedness”); the Convertible Tranche A-1; the Convertible Tranche A-2; the Fixed Income Tranche B Bond; the Fixed Income Tranche C Bond; the Permitted Bank Indebtedness; existing mortgages that are unaffected by the Reorganization Proceeding; banking credit lines to support performance bonds granted to the Company and its Restricted Subsidiaries in connection with bidding processes for, or acquiring, licensed casino projects (the “Performance Bonds”). Other than the Performance Bonds, the Permitted Bank Indebtedness and the existing mortgages, all Plan New Permitted Indebtedness shall be unsecured.

(iii)            (A)          The following clauses of Indenture Section 3.11(b) shall be deleted: clause (iii), clause (xi), clause (xiv) (except as it relates to Capitalized Lease Obligations of the Company or any Subsidiary Guarantor), clause (xvii) and clause (xix). Indenture Section 3.11(b)(xviii) shall be amended to delete the current language of subclause (i) thereof and to permit Indebtedness under subclause (i) thereof up to CLP$ 40 billion or its other currency equivalent solely until March 2024 (subject to the restrictions in Paragraph 9(b)(ii) below and not including Plan New Permitted Indebtedness or Indebtedness incurred by Baluma as permitted by Section 3.11(c)(ii)), and subclause (ii) of Indenture Section 3.11(b)(xviii) shall be deleted.

(B)     Indenture Section 3.11(b), clause (i), shall be modified to allow “Permitted Bank Indebtedness” pursuant to the Plan in an aggregate amount outstanding at any time not to exceed CLP$ 12 billion.

(iv)     Indenture Section 3.11(c), clause (ii), shall be modified to delete the current language and to state that:

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“(ii)        Endeudamiento de Baluma S.A. no debe exceder: (i) US$ 15,000,000 en cualquier tiempo en o antes de noviembre 30, 2021; y (y) US$ 10,000,000 desde y después de diciembre 1, 2021; menos (en cada caso) cualquier Endeudamiento incurrido de conformidad con la Sección 3.11(c)(vi);”

(v)      Sección 3.11(c)(vi) de la Escritura de Emisión se modifica para eliminar la sub-cláusula (ii) y la salvedad que le sigue.

(b)      (i)           Al final del trimestre en que cualquier venta de Activos Baluma   ocurra, y al final de cada trimestre de ahí en adelante, de conformidad con los estados financieros consolidados de la Compañía informados a la Comisión para el Mercado Financiero o CMF, la Compañía tendrá un Ratio Financiero no mayor a un múltiplo de 3,0 veces; excepto que dicho cálculo se hará sobre una base pro forma (excluyendo los efectos de venta de Activos Baluma ) para el trimestre en que la venta haya ocurrido.

(ii)          Comenzando en marzo de 2024, salvo que haya ocurrido una venta de Activos Baluma, la Compañía no incurrirá, ni permitirá que cualquiera de sus Filiales Restringidas, directa o indirectamente, incurran o permitan que exista cualquier Endeudamiento, que después de dar efecto a dicho nuevo Endeudamiento resulte en (i) un Ratio Financiero de 6,5 veces desde marzo 2024, y hasta diciembre 2025, (ii) un ratio Financiero de 6,0 veces desde marzo 2026, y hasta diciembre 2026, y (iii) un Ratio Financiero de 5,5 veces desde marzo 2027, y de ahí en adelante.

(iii)          (A)       “Deuda Financiera Neta” significará: (x) la suma de los montos registrados como “otros pasivos financieros corrientes”, “otros pasivos financieros no-corrientes”, “pasivos corrientes de leasings” y “pasivos no-corrientes de leasings”, menos (y) los montos registrados como “caja y equivalentes de caja”; todo lo anterior de conformidad con el Estado de la Posición Financiera Consolidado de la Compañía, que se reporta trimestralmente a la CMF.

(B)         “EBITDA Ajustado” significará el resultado de los siguientes ítems contables de los Estados Financieros de Enjoy S.A. para los doce meses que terminen en la fecha de medición: (v) ingresos de actividades ordinarias totales; menos (w) costos de venta; menos (x) gastos de administración; mas (y) depreciación; mas (z) amortización.
“(ii) Indebtedness of Baluma S.A. not to exceed: (i) US$ 15,000,000 at any time on or before November 30, 2021; and (y) US$ 10,000,000 from and after December 1, 2021; less (in each case) any Indebtedness incurred pursuant to Section 3.11(c)(vi);”

(v)      Indenture Section 3.11(c)(vi) shall be modified to delete subclause (ii) thereof and the proviso that follows.

(b)      (i)          As of the end of the quarter in which any sale of the Baluma Assets shall occur, and as of the end of each quarter thereafter, pursuant to the consolidated financial statements of the Company reported to the Chilean Financial Market Commission (Comisión para el Mercado Financiero or the “CMF”), the Company shall have a Financial Ratio of no greater than 3.0 times; except such calculation shall be on a pro forma basis (excluding the effects of sale of the Baluma Assets) for the quarter in which the sale shall have occurred.

(ii)          Beginning in March 2024, unless there shall have been a sale of the Baluma Assets, the Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, incur or allow to exist any Indebtedness, which after giving effect to such new Indebtedness results in (i) a Financial Ratio of 6.5 times from March 2024, and until December 2025, (ii) a Financial Ratio of 6.0 times from March 2026, and until December 2026, and (iii) a Financial Ratio of 5.5 times from March 2027, and thereafter.

(iii)         (A) “Net Financial Debt” shall mean: (x) the sum of the amounts recorded as “other current financial liabilities”, “other non-current financial liabilities”, “current lease liabilities” and “non- current lease liabilities”, less (y) the amounts recorded as “cash and cash equivalents”; all of the above pursuant to the Consolidated Statement of Financial Position of the Company, reported on a quarterly basis to the CMF.

(B)              “Adjusted EBITDA” for shall mean the result of the following accounting items of Enjoy S.A’s Income Statement for the twelve-month period ending on the measurement date: (v) total revenues (ingresos de actividades ordinarias); less (w) cost of sales (costo de venta); less (x) selling, general and administrative expenses (gastos de administración); plus (y) depreciation; plus (z) amortization.

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(C)       “Ratio Financiero” significa la ratio de Deuda Financiera Neta a EBITDA Ajustado.

(c)      Cualquier venta de Activos Baluma , de Coquimbo Assets o de Pucón Assets se regirá por las disposiciones sobre Special Asset Sale/Redemption y no por la Sección 3.13 de la Escritura de Emisión (Limitation on Asset Sales).

(d)      La definición de “Gravámenes Permitidos” se modifica para incluir (x) las garantías que cubren Boletas de Garantía Bancaria siempre que tales garantías se limiten a hipotecas sobre bienes raíces en Rinconada y Chiloé, y (y) depósitos a plazo entregados en garantía en favor de emisores de Boletas de Garantía Bancaria en conformidad con los términos y condiciones de las líneas de crédito relevantes y contratos de agencia de garantías al 14 de julio de 2020.

(e)      La Compañía no reducirá su capital para absorber pérdidas acumuladas.

(f)       Las transacciones bajo y en conformidad con el Acuerdo de Reorganización Judicial, incluyendo la emisión de los Nuevos Bonos Garantizados, el Nuevo Endeudamiento Financiero, Tramo Convertible A-1 , Tramo Convertible A-2 y el Tramo Convertible D y la celebración por la Compañía, sus Filiales Restringidas y las Filiales Garantes en los Nuevos Instrumentos de Garantía y el otorgamiento por la Compañía, sus Filiales Restringidas y las Filiales Garantes de Gravámenes bajo las mismas (incluyendo la emisión de capital al momento de la conversión de cualquier instrumento de deuda convertible emitido de conformidad con el Acuerdo de Reorganización Judicial), no constituirá un Evento de Compra por Cambio de Control bajo la Sección 3.7 de la Escritura de Emisión (Evento de Compra por Cambio de Control). La definición de “Tenedores Permitidos” se modifica para incluir a los Tenedores Permitidos actualmente definidos en la Escritura de Emisión Existente y a todos los nuevos tenedores de más de 5% de las acciones ordinarias de la Compañía a continuación de la perfección de las transacciones precedentes de conformidad con el Acuerdo de Reorganización Judicial.

(g)      Sección 3.12 de la Escritura de Emisión (Limitation on Restricted Payments) se modifica a los efectos de:

(i)           prohibir absolutamente cualquier rescate, prepago o recompra por la Compañía, sus Filiales Restringidas o las Filiales Garantes de Nuevo Endeudamiento Permitido del Acuerdo de Reorganización Judicial (fuera de (x) cualquier pago de acreencias bancarias en el Acuerdo de
(C)              The “Financial Ratio” means the ratio of Net Financial Debt to Adjusted EBITDA.

(c)      Any sale of the Baluma Assets, the Coquimbo Assets or the Pucón Assets shall be governed by the Special Asset Sale/Redemption provisions and not Indenture Section 3.13 (Limitation on Asset Sales).

(d)      The definition of “Permitted Liens” shall be amended to include (x) the collateral securing the Performance Bonds provided that such collateral is limited to a mortgage on real property in Rinconada and Chiloe, and (y) term deposits granted as guaranties in favor of the issuers of Performance Bonds in accordance with the terms and conditions of the relevant credit lines and security agency agreements as of July 14, 2020.

(e)      The Company shall not reduce its capital to absorb accumulated losses.

(f)      The transactions under and in accordance with the Plan, including the issuance of the New Senior Secured Notes, the New Financing Indebtedness, the Convertible Tranche A-1, the Convertible Tranche A-2 and the Convertible Tranche D and the entry by the Company, its Restricted Subsidiaries and the Subsidiary Guarantors into the New Security Documents and the grant by the Company, its Restricted Subsidiaries and the Subsidiary Guarantors of Liens thereunder (including the issuance of equity upon the conversion of any convertible debt instruments issued pursuant to the Plan), shall not constitute a Change of Control Purchase Event under Indenture Section 3.7 (Change of Control Purchase Event). The definition of “Permitted Holders” shall be amended to include the Permitted Holders currently defined in the Existing Indenture and all new holders of more than 5% of the ordinary shares of the Company following completion of the foregoing transactions under and in accordance with the Plan.

(g)      Indenture Section 3.12 (Limitation on Restricted Payments) shall be modified to effect:

(i)          an absolute prohibition on any redemption, prepayment or repurchase by the Company, its Restricted Subsidiaries or the Subsidiary Guarantors of the Plan New Permitted Indebtedness (other than (x) any payment of bank claims in the Plan by the

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Reorganización Judicial mediante la entrega de Bonos Renta Fija Tramo C, (y) repago de créditos valistas bajo el Acuerdo de Reorganización Judicial mediante la entrega bonos Tramo Convertible A-1 , Tramo Convertible A-2 y Tramo Renta Fija Bono B, y (z) repago los Pagarés del Crédito Puente de conformidad con los términos o el canje de los Pagarés del Crédito Puente por Tramo Convertible D o Acciones de Conversión, todo de conformidad con el Acuerdo de Reorganización Judicial) previo al rescate o pago íntegro de todas las Obligaciones bajo los Nuevos Bonos Garantizados;

(ii)          una prohibición de cualquier rescate, prepago o recompra por la Compañía o sus Filiales Restringidas o las Filiales Garantes de Boletas de Garantía Bancaria previo a su Vencimiento Pactado originalmente establecido de conformidad con el Acuerdo de Reorganización Judicial a no ser que esas Boletas de Garantía Bancaria sean contemporáneamente remplazadas con nuevas Boletas de Garantía Bancaria por un monto igual o menor; y

(iii)         la eliminación del texto de la Sección 3.12(a) de la Escritura de Emisión que sigue a la cláusula (iv) (comenzando con la frase “si en cualquier tiempo el Pago Restringido e inmediatamente después de dar efecto pro forma al mismo;”

(iv)         eliminación de la Sección 3.12(b) de la Escritura de Emisión, excepto que:

(A)         las sub-cláusulas (i) y (vii) de la misma se mantienen;

(B)         se añade una nueva sub-cláusula de la Sección 3.12 (b) de acuerdo a lo siguiente:

*          *          *

En tanto se mantengan vigentes los Bonos y mientras cualquier Obligación bajo los mismos, la Escritura de Emisión o los Documentos de Garantía se mantengan impagas o insatisfechas, la Compañía o sus Filiales Restringidas se abstendrán de aprobar, declarar, efectuar o pagar (lo que a continuación se refiere en este anexo como una “Reducción de Capital) cualquier reducción de capital o distribución a los accionistas de la Compañía como resultado de una reducción de capital, recompra de acciones o cualquier otra actuación societaria equivalente que tenga por efecto reducir el capital de la Compañía o de cualquier Filial Restringida, excepto por delivery of the Fixed Income Tranche C Bond, (y) repayment of unsecured credits under the Plan through the delivery of the Convertible Tranche A-1, Convertible Tranche A-2 and Fixed Income Tranche Bond B, and (z) repayment of the Bridge Loan Notes in accordance with their terms or the exchange of the Bridge Loan Notes for the Convertible Tranche D or Conversion Shares, all in accordance with the Plan) prior to the redemption or payment in full of all Obligations under the New Senior Secured Notes;

(ii)         a prohibition on any redemption, prepayment or repurchase by the Company or its Restricted Subsidiaries or the Subsidiary Guarantors of the Performance Bonds prior to their Stated Maturity as originally established pursuant to the Plan unless such Performance Bonds are contemporaneously replaced with new Performance Bonds for an equal or lesser amount; and

(iii)        the deletion of the language of Indenture Section 3.12(a) that follows clause (iv)  (beginning with the language “if at the time of the Restricted Payment and immediately after giving pro forma effect thereto;”

(iv)         the deletion of Indenture Section 3.12(b), except that:

(A)      subclauses (i) and (vii) thereof) shall be preserved;

(B)      a new subclause shall be added to Indenture Section 3.12(b) that reads as follows:

*          *          *

So long as the Notes are outstanding and any Obligation under the Notes, the Indenture or the Security Documents remains unpaid or unsatisfied, the Company or its Restricted Subsidiaries shall not approve, declare, make or pay (all of the following being referred to herein as a “Capital Reduction”) any capital reduction or any distribution to the shareholders of the Company as a result of a capital reduction, share repurchase or any other equivalent corporate decision having the effect of reducing the capital of the Company or any Restricted Subsidiary, except for mandatory

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reducciones de capital obligatorias que sean requeridas de conformidad con la Ley de Sosedades Anónimas.

(h)          Sección de la Escritura de Emisión 3.22 (Covenant Suspension) se modifica de modo que las disposiciones en la Nueva Escritura de Emisión que (w) restringen el Incurrir en Deuda (Incurrence of Debt) de conformidad con el Párrafo 9(b) precedente, (x) restringen el repago de Endeudamiento u otros Pagos Restringidos de conformidad con el Párrafo 9(g) precedente, (y) se relacionan con cualquier Venta Especial de Activos o Venta Especial de Activos/Rescate de conformidad con el Párrafo 7(c) precedente, y (z) pertenezcan al ámbito de transacciones con Partes Relacionadas bajo la Sección 3.19 de la Escritura de Emisión (Limitation on Transactions with Affiliates), respecto de todas esa disposiciones sobrevivirá a la suspensión de obligaciones (covenants).

(i)
(A)          La definición de “Bankruptcy Law Event de Default” se modifica para añadir e incluir cualquier incumplimiento material por la Compañía, sus Filiales Restringidas o las Filiales Garantes de, o la falta de cumplimiento con, sus obligaciones materiales bajo el Acuerdo de Reorganización Judicial o la adopción de cualquier acción material en contravención al Acuerdo de Reorganización Judicial o la satisfacción de las condiciones del Intercambio de Bonos Asegurados. De ocurrir cualquier Evento de Incumplimiento por Ley de Insolvencia, todos los derechos y acciones legales bajo los Bonos Garantizados Existentes, la Escritura de Emisión Existente, los Documentos de Garantía Existentes y las Garantías de las Filiales podrán ser ejercidos por el Fideicomisario Existente, el Agente de Garantías y los Tenedores y Beneficiarios Finales de los Bonos Garantizados Existentes.

(B)         La Nueva Escritura de Emisión dispondrá que, en el caso de cualquier acción permitida adoptada por Tenedores que constituyan una mayoría u otro porcentaje de los Nuevos Bonos Garantizados vigentes (incluyendo instrucciones al Fideicomisario o el Agente de Garantías, renuncias (de Eventos de Incumplimiento u otro) o consentimientos), incluyendo para propósitos de acciones de los Tenedores Requeridos, tales acciones se tendrán por adoptadas apropiadamente o autorizadas por los Beneficiarios Finales capital reductions required pursuant to the Chilean Corporations Law.

*          *          *

and;

(v)      the modification of Indenture Section 3.12(c) to comport with this Paragraph 9(g).

(h)          Indenture Section 3.22 (Covenant Suspension) shall be amended such that the provisions in the New Indenture that (w) restrict the Incurrence of Debt pursuant to Paragraph 9(b) above, (x) restrict the repayment of Indebtedness or other Restricted Payments pursuant to Paragraph 9(g) above, (y) relate to any Special Asset Sale or Special Asset Sale/Redemption pursuant to Paragraph 7(c) above, and (z) pertain to transactions with Affiliates under Indenture Section 3.19 (Limitation on Transactions with Affiliates), shall as to all of the aforementioned provisions survive covenant suspension.

(i)       (A)         The definition of “Bankruptcy Law Event of Default” shall be amended and modified to add and include any material breach by the Company, its Restricted Subsidiaries or the Subsidiary Guarantors of, or other failure to perform, their material obligations under the Plan or the taking of any material action in contravention of the Plan or to satisfy the Senior Secured Notes Exchange Conditions. Upon the occurrence of any Bankruptcy Law Event of Default, all rights and remedies under the Existing Senior Secured Notes, the Existing Indenture, the Existing Security Documents and the Subsidiary Guarantees may be exercised by the Existing Trustee, the Collateral Agent and the Holders and Beneficial Owners of the Existing Senior Secured Notes.

(B)         The New Indenture shall provide that, in the case of any action permitted to be taken by Holders constituting a majority or other percentage of the New Senior Secured Notes outstanding (including directions to the Trustee or the Collateral Agent, waivers (of Events of Default or otherwise) or consents), including for purposes of actions of Required Holders, such action shall be deemed to have been properly taken or authorized by the equivalent Beneficial Owners who provide to the Trustee and the

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equivalentes que provean al Fideicomisario y la Compañía confirmaciones de los partícipes del DTC que sean custodios de tales Beneficiarios Finales que dicho participes del DTC mantengan un interés en los Nuevos Bonos Garantizados para dichos Beneficiarios Finales y declarado los montos por ellos mantenidos.

(C)          La Compañía acuerda que, ocurra o no el Intercambio de Bonos Garantizados, el voto de los Tenedores o Beneficiarios Finales de los Bonos Garantizados Existentes aprobando el Acuerdo de Reorganización Judicial constituirá una inmediata enmienda y modificación de la Escritura de Emisión Existente según lo expresado, solamente a los efetos de este Párrafo 9(i), y la Compañía conviene en otorgar y entregar al Fideicomisario Existente, dentro de los 10 Días Hábiles siguientes a la Junta Deliberativa, una Escritura de Emisión Complementaria escriturando las modificaciones precedentes.

10.      Documentación Final. Los Nuevos Bonos Garantizados, la Nueva Escritura de Emisión y los Nuevos Instrumentos de Garantía conformarán sus disposiciones a las descripciones contenidas en este Term Sheet y estarán en forma y sustancia razonablemente satisfactorios para el Fideicomisario Existente, el Nuevo Fideicomisario y la Mayoría de los Beneficiarios Finales.

11.          Efectividad del Intercambio de Bonos Garantizados. Si bien la Fecha de Emisión de los Nuevos Bonos Garantizados tendrá efecto retroactivamente a la fecha de la Junta Deliberativa,

(i)          salvo y hasta en tanto que el tribunal que conoce del proceso de reorganización de la Compañía haya certificado la efectividad del Acuerdo de Reorganización Judicial (de conformidad con el artículo 89 de la ley 20.720 (ley de reorganización y liquidación) y el tribunal que conoce del proceso de Capítulo 15 haya homologado dicho proceso de reorganización, el Acuerdo de Reorganización Judicial y el certificado del tribunal chileno (en donde cada orden tribunalicia se encuentre firme y ejecutoriada, sin orden de no innovar y sin apelación pendiente ni ulterior recurso), y cuya homologacion por el tribunal del Capítulo 15 haya sido también aprobada bajo la Sección 1145 del Código de Quiebras de los Estados Unidos de América, y suaplicación a la oferta y emisión de los Nuevos Bonos Garantizados; o

(ii)      si las Nuevas Condiciones de Financiamiento no se cumplen (incluyendo la emisión de los Pagarés del Crédito Puente por el monto total de las
Company confirmations from DTC participants who are custodians for such Beneficial Owner that such DTC participants hold interests in the New Senior Secured Notes for such Beneficial Owners and stating the amounts so held.

(C)     The Company agrees that, whether or not the Senior Secured Notes Exchange shall occur, the vote of the Holders or Beneficial Owners of the Existing Senior Secured Notes to approve the Plan shall constitute also an immediate amendment and modification of the Existing Indenture as aforesaid solely for the purpose of this Paragraph 9(i), and the Company shall execute and deliver to the Existing Trustee, within 10 Business Days following the Deliberative Creditors’ Meeting, a Supplemental Indenture memorializing the foregoing amendment.

10. Final Documentation. The New Senior Secured Notes, the New Indenture and the New Security Documents shall conform to the descriptions thereof in this Term Sheet and shall be in form and substance otherwise reasonably satisfactory to the Existing Trustee, the New Trustee and the Majority Beneficial Owners.

11. Effectiveness of the Exchange of Senior Secured Notes. While the New Senior Secured Notes Issuance Date will be deemed retroactively to be the date of the Deliberative Creditors’ Meeting,

(i)       unless and until the Chilean court has certified that the reorganization plan is effective (pursuant to Article 89 of the Law 20.720 (Chilean Insolvency and Bankruptcy Law)) (the “Chilean Court Order”) and the Chapter 15 Court (as defined herein) has “recognized” the reorganization proceeding, the plan and the Chilean Court Order (the “Chapter 15 Recognition Order” (with each such court order being a final order with no further right of appeal or appeal pending and no stay of such court order), and which Chapter 15 Recognition Order shall have also approved under Section 1145 of the U.S. Bankruptcy Code, and its application to, the offering and issuance of the New Senior Secured Notes; or

(ii)      if the New Financing Conditions are not satisfied (including the issuance of the Bridge Loan Notes for the full amount of the Bridge Loan

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Suscripciones de Pagarés de Crédito Puente y no se haya invocado una liquidación por el Comité de Acreedores);

(A)          los Nuevos Bonos Garantizados no se emitirán, la Nueva Escritura de Emisión no será otorgada ni entrará en vigor, los Nuevos Documentos de Garantía no serán enmendados o modificados o ejecutados ni entrarán en vigencia, y las operaciones bajo los Párrafos 3, 4, 5 y 6 precedentes (a veces referidas como el “Intercambio de Bonos Garantizados”) no ocurrirán, y

(B)          los Bonos Garantizados Existentes, la Escritura de Emisión Existente, los Documentos de Garantía Existentes y las Garantías de Filiales permanecerán plenamente vigentes, las acciones y derechos y recursos del Fideicomisario Existente, el Agente de Garantías y los Tenedores y Beneficiarios Finales de los Bonos Garantizados Existentes no se extinguirán (incluyendo con respecto a Intereses Moratorios e Intereses Post- Protección Concursal), y los Eventos de Incumplimiento bajo los mismos no serán renunciados.

Apéndice A

5.           Rescate Opcional

(a)         Opción de Rescate Opcional con Prima de “Make- Whole”. En cualquier momento y de tiempo en tiempo durante el plazo que comienza el 15 de agosto de 2022 y expira 14 de August de 2024, la Compañía tendrá el derecho, a su opción, de recatar los Bonos, en su totalidad, pero no parcialmente, a un precio de rescate igual a 100% del monto de capital de los Bonos recatados más el exceso de:

(i)       el valor presente (calculado por el Banquero de Inversiones Independiente) a la Fecha de Rescate de (A) 100% del monto de capital de los Bonos más (B) todos los restantes intereses programados requeridos debidos de ahí en adelante hasta el 14 de August de 2027 (excluyendo los intereses devengados e impagos a la Fecha de Rescate, descontados a la Fecha de Rescate sobre una base semestral (asumiendo un años de 360 días consistente de doce meses de 30 días) a una tasa del Tesoro (Treasury Rate) más 400 puntos base, sobre

(ii)      el monto de capital de Bonos (el “Monto Make-Whole”), más en cada caso cualquier monto de interés devengados e impagos sobre el monto de capital de los Bonos a, pero sin incluir, la Fecha de
Notes Subscriptions and no invocation of liquidation by the Creditors Committee);

(A)         the New Senior Secured Notes shall not be issued, the New Indenture shall not be executed or effective, the New Security Documents shall not be amended or modified or executed or effective, and the transactions under Paragraphs 3, 4, 5 and 6 above (being sometimes referred to as the “Senior Secured Notes Exchange”) shall not occur, and

(B)         the Existing Senior Secured Notes, the Existing Indenture, the Existing Security Documents and the Subsidiary Guarantees shall continue in full force and effect, the claims, rights and remedies of the Existing Trustee, the Collateral Agent and the Holders and Beneficial Owners of the Existing Senior Secured Notes thereunder shall not be extinguished (including in respect of Defaulted Interest and Post- Petition Interest), and Events of Default thereunder shall not be waived.

Appendix A

5.            Optional Redemption

(a)          Optional Redemption with a Make-Whole Premium. At any time and from time to time during the period commencing August 15, 2022 and ending August 14, 2024, the Company shall have the right, at its option, to redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the excess of:

(i)       the present value (as calculated by the Independent Investment Banker) at such Redemption Date of (A) 100% of the principal amount of Notes plus (B) all required remaining scheduled interest payments due thereon through August 14, 2027 (excluding accrued but unpaid interest to the Redemption Date), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 400 basis points, over

(ii)     the principal amount of the Notes (the “Make-Whole Amount”), plus in each case any accrued and unpaid interest on the principal amount of the Notes to, but not

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Rescate (sujeto al derecho de los Tenedores registrados a la Fecha de Registro relevante para recibir intereses debidos a la Fecha de Pago de Intereses relevante).

“Emisión Comparable al Tesoro” significa el o los valores del Tesoro Norteamericano (United States Treasury) seleccionados por un Banquero de Inversión Independiente como un valor que tenga un vencimiento, real o interpolado, comparable a 14 de agosto de 2027 que se utilizaría, al tiempo de la selección y en conformidad con prácticas financiaras habituales, para poner precio a nuevas emisiones de deuda corporativa con vencimiento comparable a 14 de agosto de 2027.

[El resto del Párrafo 5(a) permanecerá sin cambios.]

*          *          *

(a)       Opción de Rescate Opcional sin Prima de “Make-Whole”. En cualquier momento y de tiempo en tiempo después del 14 de agosto de 2024, la Compañía tendrá el derecho, a su opción, de rescatar los Bonos, en su totalidad, pero no parcialmente, a un precio de rescate igual a 100% del monto de capital de los Bonos más los intereses devengados e impagos sobre dicho capital, de haberlos, a, pero sin incluir, la Fecha de Rescate aplicable (sujeto al derecho de los Tenedores registrados la Fecha de Registro para recibir intereses debidos a la Fecha de Pago de Intereses relevante).

[El resto del Párrafo 5(b) se elimina]

*          *          *

El Párrafo 5(c) (Opción de Rescate Opcional con producto de Ofertas de Acciones) y Párrafo 5(d) (Opción de Rescate
Opcional por Evento Tributario) se eliminan.

[1] De conformidad con el Acuerdo de Renuncia, Nombramiento y Aceptación de fecha del 9 de julio de 2020 (el “Acuerdo de Aceptación”) por y entre la Compañía, UMB BANK, NA, una asociación bancaria nacional debidamente organizada y existente bajo las leyes de los Estados Unidos de América (“UMB” o el “Fideicomisario Sucesor”) y CITIBANK, NA, una asociación bancaria nacional debidamente organizada y existente bajo las leyes de los Estados Unidos de América (“Citibank” o el “Fideicomisario Renunciante”), el Fideicomisario Sucesor ha sido designado como “Fideicomisario” en virtud dla Escritura de Emisión Existente. El Fideicomisario Sucesor será el Fiduciario inicial también bajo el Nuevo Fideicomiso de Notas Garantizadas Senior.
including, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to August 14, 2027 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a maturity comparable to August 14, 2027.

[The remainder of Paragraph 5(a) will remain unchanged.]

*          *          *

(b)     Optional Redemption Without a Make- Whole Premium. At any time and from time to time after August 14, 2024, the Company may, at its option, redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

[The remainder of Paragraph 5(b) will be deleted.]

*          *          *

Paragraph 5(c) (Optional Redemption with Proceeds of Equity Offerings) and Paragraph 5(d) (Optional Redemption Upon Tax Event) will be deleted.

[1] Pursuant to Agreement of Resignation, Appointment and Acceptance dated as of July 9, 2020 (the “Acceptance Agreement”) by and among the Company, UMB BANK, N.A. a national banking association duly organized and existing under the laws of the United States of America (“UMB” or the “Successor Trustee”) and CITIBANK, N.A., a national banking association duly organized and existing under the laws of the United States of America (“Citibank” or the “Resigning Trustee”), the Successor Trustee has been appointed as “Trustee” under the Existing Indenture. The Successor Trustee will be the initial Trustee also under the New Senior Secured Notes Indenture.

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[2]  Los Bonos Garantizados Existentes (y los Nuevos Bonos Garantizados (según se definen en este documento)) a veces se denominan, en el Acuerdo de Reorganización Judicial (según se define en este documento), como los “Bonos Internacionales”; sin embargo, para evitar dudas, todas las referencias en el Acuerdo de Reorganización Judicial a los Bonos Internacionales significarán e incluirán todas Bonos Garantizados Existentes.

[3]  Después del Intercambio de Bonos Garantizados (como se define en el Acuerdo de Reorganización Judicial), “Beneficiarios Finales” significará los titulares de derechos beneficiarios sobre los Nuevos Bonos Garantizados. Los tenedores de una mayoría del monto de capital de tales derechos beneficiales sobre Bonos Garantizados Existentes, o los titulares de los mismos derechos sobre los Nuevos Bonos Garantizados luego de su emisión son referidos en este Anexo N° 1 como la “Mayoría de los Beneficiarios Finales”.
[2]  The Existing Senior Secured Notes (and the New Senior Secured Notes (as defined herein)) are sometimes referred to, in the Plan (as defined herein), as the “International Bonds”; however, for the avoidance of doubt all references in the Plan to the International Bonds shall mean and include all of the Existing Senior Secured Notes outstanding.

[3]  After the Senior Secured Notes Exchange (as defined in Paragraph 11 below), “Beneficial Owners” shall mean the owners of beneficial interests in the New Senior Secured Notes. The holders of a majority in principal amount of the beneficial interests in the Existing Senior Secured Notes, or the beneficial interests in the New Senior Secured Notes after the issuance thereof, are referred to in this Annex N° 1 as the “Majority Beneficial Owners”.

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